Exhibit 10.14

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 13, 2014 IN FAVOR OF FIFTH THIRD BANK, WHICH SUBORDINATION AGREEMENT (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

NOTE AND WARRANT PURCHASE AGREEMENT

by and between

TWINLAB CONSOLIDATED HOLDINGS, INC., TWINLAB CONSOLIDATION CORPORATION, TWINLAB HOLDINGS, INC., ISI BRANDS INC., TWINLAB CORPORATION and

PENTA MEZZANINE SBIC FUND I, L.P.

for

$10,000,000 Principal Amount

of

Secured Notes Due 2019

and

Warrant to Purchase Equity Interests

Dated: November 13, 2014

ii

5.12	Financial Covenants	39

5.13	Performance of Transaction Documents	41

5.14	Maintenance of Books and Records; Inspection Rights	41

5.15	Audit	41

5.16	Keyman Litigation Proceeds.	42

5.17	Post-Closing Obligations.	42

Section 6.	Negative Covenants	42

6.1	Restrictions on Fundamental Changes; Mergers; Consolidations; Asset Sales and Acquisitions; New Subsidiaries	42

6.2	Creation of Liens	43

6.3	Investments	43

6.4	Loans	43

6.5	Capital Expenditures	43

6.6	Dividends	43

6.7	Indebtedness	44

6.8	Nature of Business; Name Change	44

6.9	Transactions with Affiliates	44

6.10	Fiscal Year	44

6.11	Entering Into or Modification of Certain Agreements	45

6.12	Inconsistent Agreements	45

6.13	Reserved	45

6.14	Stay, Extension and Usury Laws	45

6.15	Purchaser’s Consent	46

6.16	Disposition of Assets	46

Section 7.	Conditions Precedent	46

7.1	Transaction Documents	46

7.2	Filings, Registrations and Recordings	46

7.3	Corporate Proceedings of Companies	46

7.4	Incumbency Certificates of Companies	47

7.5	Organization Documents	47

7.6	Good Standing Certificates	47

7.7	Legal Opinion	47

iii

7.8	No Litigation	47

7.9	Fees	48

7.10	Financial Statements	48

7.11	Insurance	48

7.12	Payment Instructions	48

7.13	Consents	48

7.14	Existing Indebtedness	49

7.15	Solvency Certificate	49

7.16	Officer’s Certificate	49

7.17	No Prohibition	49

Section 8.	Redemption	49

8.1	The Companies’ Right to Redeem	49

Section 9.	General Indemnity	50

9.1	Indemnity Obligations	50

9.2	Settlement; Survival	51

Section 10.	Actions by Purchaser; Lost Security	51

10.1	Actions by Purchaser	51

10.2	Lost Security	52

Section 11.	Events of Default and Remedies	52

11.1	Events of Default	52

11.2	Remedies	56

11.3	Retention of Collateral	57

Section 12.	Miscellaneous	58

12.1	Amendments and Waivers	58

12.2	Transfers	58

12.3	Notices	59

12.4	Independent of Covenants	59

12.5	Survival of Representations, Warranties and Agreements	60

12.6	Failure or Indulgence Not Waiver; Remedies Cumulative	60

12.7	Severability	60

iv

12.8	Headings	60

12.9	Governing Law; Submission to Jurisdiction; Service of Process	61

12.10	Successors and Assigns	61

12.11	Waiver of Jury Trial	61

12.12	Facsimile; Counterparts; Effectiveness	62

12.13	Entire Agreement	62

12.14	Waivers of Provisions	62

12.15	Termination and Release	63

12.16	Guaranty; Joint and Several	63

12.17	Purchaser as Subordinated Lender; Replacement of Senior Lender	63

Schedules:

3.1	Premises and Leases
4.1(a)	Financial Information
4.1(e)	Litigation
4.1(f)	Benefit Plans
4.1(i)	Real Property
4.1(l)	Federal Tax Identification Number
4.1(o)	Patents, Trademarks, Copyrights and Licenses
4.1(q)	Existing Indebtedness
4.1(r)	Defaults
4.1(u)	Owners of Equity Interests
4.1(aa)	Trade Names
5.17	Post-Closing Obligations
6.2	Existing Liens
6.3	Investments

Exhibits:

2.1(a)(i)	Form of Initial Note
2.1(a)(ii)(A)	Form of Initial Warrant
2.1(b)	Company’s Wire Transfer Instruction
2.1(c)(i)	Form of Deferred Draw Note
2.1(c)(ii)	Form of Deferred Warrant
5.1	Form of Compliance Certificate
7.16	Form of Certificate re: Sections 7.15 and 7.16

v

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of November 13, 2014 (the “Effective Date”) is made by and between PENTA MEZZANINE SBIC FUND I, L.P., a Delaware limited partnership (the “Purchaser”), TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation (“Parent”), TWINLAB CONSOLIDATION CORPORATION, a Delaware corporation (“TCC”), TWINLAB HOLDINGS, INC., a Michigan corporation (“Twinlab Holdings”), ISI BRANDS INC., a Michigan corporation (“ISI Brands”), and TWINLAB CORPORATION, a Delaware corporation (“Twinlab Corporation”; together with Parent, TCC, Twinlab Holdings and ISI Brands, the “Companies”; and each individually, a “Company”).

RECITALS

WHEREAS, the Companies desire that the Purchaser purchase up to $10,000,000 principal amount of the Notes in accordance with the terms and conditions set forth below; and

WHEREAS, the Parent desires to grant the Purchaser the Warrants for the acquisition of 4,960,741 shares of common stock of the Parent.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.          Definitions

“Acquisition” means (a) the purchase or other acquisition by a Person of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person of all or substantially all of the Equity Interests of any other Person.

“Adjusted EBITDA” means EBITDA plus any expenses relating to Acquisitions through the end of the first Fiscal Year following the Effective Date, plus severance payments and other costs relating to permanent headcount reductions, all as determined by GAAP.

“Affiliate” or “Affiliated” means, as applied to (i) any Person, directly or indirectly, in which such Person holds, beneficially or of record, ten percent (10%) or more of the equity of voting securities; (ii) any Person that holds, of record or beneficially, ten percent (10%) or more of the equity or voting securities of such Person; (iii) any director, officer, partner or individual holding a similar position in respect of such Person; (iv) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons, including any spouse, parent, grandparent, aunt, uncle, child, grandchild, sibling, cousin or in-law of such Person; or (v) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the opening paragraph.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, 18 U.S.C. §§ 1956 and 1957, and the BSA.

“Applicable Regulations” has the meaning set forth in Section 4.1(h).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended.

“BSA” means the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), and its implementing regulations, Title 31 Part 103 of the U.S. Code of Federal Regulations.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Florida or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, as applied to any Person for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the balance sheet of such Person and its Subsidiaries) by such Person and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, that:

(a)          the Parent shall cease to (i) own, directly or indirectly, 100% of the Equity Interests of TCC; (ii) own, directly or indirectly, and be able to vote or direct the voting of, the voting securities of TCC representing 100% of the combined ordinary voting power (as opposed to such power only by reason of the happening of a contingency) of all Equity Interests of TCC, and (iii) control and cause the direction of the management and policies of TCC by contract or otherwise;

(b)          TCC shall cease to (i) own, directly or indirectly, 100% of the Equity Interests of each other Company (other than Parent); (ii) own, directly or indirectly, and be able to vote or direct the voting of, the voting securities of each other Company (other than Parent) representing 100% of the combined ordinary voting power (as opposed to such power only by reason of the happening of a contingency) of all Equity Interests of such Companies, and (iii) control and cause the direction of the management and policies of each other Company (other than Parent) by contract or otherwise;

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(c)          the closing of any merger, combination, joint venture, consolidation, reorganization, recapitalization or similar business transaction directly or indirectly involving any Company in which current owners of Equity Interest in such Company are not the holder, directly or indirectly, of a majority of the ordinary voting equity securities of the surviving Person in such transaction immediately after such closing;

(d)          the closing of any sale or transfer by any Company of all or substantially all of its assets to an acquiring Person in which the current owners of Equity Interest in such Company are not the holder of a majority of the ordinary voting equity securities of the acquiring Person immediately after such closing;

(e)          the closing of any sale by the holders of the Equity Interests in any Company of an amount of the Equity Interests in such Company that equals or exceeds a majority of the Equity Interests in such Company immediately prior to such closing to a Person in which the holders of the Equity Interests in the Company immediately prior to such closing are not the holders of a majority of the ordinary voting equity securities of such Person immediately after such closing; or

(f)          any Person or any two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the Equity Interests of any Company (or other securities convertible into such Equity Interests) representing more than 35% (on a Fully-Diluted Basis) or more of the combined voting power of all equity securities of such Company entitled to vote; provided, however, that there shall be no Change in Control as a result of a Permitted Acquisition under subsection (c) of the definition thereof.

“Closing” has the meaning set forth in Section 2.1(b).

“Collateral” has the meaning set forth in the Security Agreement.

“Companies” has the meaning set forth in the opening paragraph.

“Company Materials” has the meaning set forth in Section 5.1.

3

“Contingent Obligation” or “Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring such obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under any Interest Rate Agreement. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security thereof, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement describe under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Controlled Group” shall mean, at any time, the Companies and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Companies, are treated as a single employer under Section 414 of the IRC.

“Cure Period” has the meaning set forth in Section 11.1(e)(i).

“Default” shall mean any event which is, or after notice or passage of time would be, an Event of Default.

“Default Rate” has the meaning set forth in the Notes.

“Deferred Draw Closing Date” has the meaning set forth in Section 2.1(c).

“Deferred Draw Note” has the meaning set forth in Section 2.1(c).

“Deferred Warrant” has the meaning set forth in Section 2.1(c).

“EBITDA” shall mean Net Income, minus extraordinary gains, interest income, non-operating income, non-cash income and income tax benefits and decreases in any change in LIFO or any other inventory reserves, plus non-cash extraordinary losses (including non-cash expenses with respect to stock option and stock based employee compensation programs), Interest Expense (including expenses relating to the Warrant), income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Effective Date” has the meaning set forth in the recitals.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to any Company, any of its respective Subsidiaries or any Premises or assets of any Company.

4

“Environmental Laws” means all statutes, ordinances, orders, rules or regulations relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare from injury as a result of exposure to Hazardous Materials or loss of ecological resources, in any manner applicable to the Corporation or any of its predecessors or any of its respective properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and Federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Equipment” shall have the meaning set forth in the Uniform Commercial Code in effect from time to time in the relevant jurisdiction.

“Equity Interest” shall mean the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

5

“ERISA Event” means (i) a Reportable Event within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Benefit Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) which could reasonably be expected to result in the termination of such Pension Benefit Plan or in a material liability of any Company; (ii) the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Benefit Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Benefit Plan or the failure to make any required contribution to a Multiemployer Plan, where the missed contribution or installment is of a material amount or could result in the imposition of a lien under ERISA or the IRC; (iii) the provision by the administrator of any Pension Benefit Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company from any Pension Benefit Plan with two or more contributing sponsors or the termination of any such Pension Benefit Plan resulting in material liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Benefit Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan; (vi) the imposition of material liability on any Company pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any Company in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by any Company of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Company of material fines, penalties, taxes or related charges under Chapter 43 of the IRC or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Company in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Benefit Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC) to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Pension Benefit Plan to qualify for exemption from taxation under Section 501(a) of the IRC; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the IRC or pursuant to ERISA with respect to any Pension Benefit Plan. For purposes of clauses (i), (ii), (iv), (vi), (vii), (viii) and (ix) of this definition, a material liability, amount, fine or claim is an amount in excess of $25,000.00 in the aggregate.

“Essex Debt” means Indebtedness pursuant to that certain Commercial Lease Agreement, dated as of August 21, 2014, between Twinlab Corporation and Essex Capital Corporation, and a lease agreement to be entered into between one or more of the Companies and Essex Capital Corporation, together in an aggregate principal amount not to exceed $5,800,000.

“Event of Default” has the meaning set forth in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Information” has the meaning set forth in Section 4.1(a).

“Financial Statements” has the meaning set forth in Section 7.10.

“Fiscal Year” means the fiscal year of the Companies, ending December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to the Companies and their Subsidiaries for any period, the ratio of i) Adjusted EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, (b) cash taxes paid during such period, to the extent greater than zero, and (c) all Junior Payments consisting of Tax Distributions to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Companies and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to Capital Leases, but excluding principal payments made with respect to the Permitted Senior Debt, and (c) all Junior Payments (other than Tax Distributions) and other distributions paid in cash during such period.

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“Fully-Diluted Basis” means, as applied to the calculation of the number of Equity Interests outstanding at any time, after giving effect to (a) all Equity Interests outstanding at the time of determination, (b) all Equity Interests issuable upon the exercise of any option, warrant or similar right to purchase Equity Interests granted and outstanding at the time of determination and (c) all Equity Interests issuable upon the conversion or exchange of any issued and outstanding security convertible into or exchangeable for Equity Interests. Such calculation will not be made in accordance with the “treasury method.”

“GAAP” shall mean generally accepted accounting principles in the United States as of the relevant date in question, consistently applied.

“Governmental Authority” has the meaning set forth in Section 4.1(e).

“Guaranty” shall mean, collectively, (i) the guaranties by each Company of the Obligations of each other Company hereunder as set forth in Section 12.17 and (ii) each guaranty agreement delivered at any time by a Guarantor in favor of the Purchaser.

“Guarantor” shall mean (i) each Company with respect to the Obligations of each other Company hereunder and (ii) each Person that becomes a guarantor on or after the Effective Date.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Holder” shall mean the Purchaser (so long as it holds any Securities).

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“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under hedge agreements (which amount shall be calculated based on the amount that would be payable by such Person if the hedge agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Party” has the meaning set forth in Section 9.

“Initial Note” has the meaning set forth in Section 2.1(a)(i).

“Initial Warrant” has the meaning set forth in Section 2.1(a)(ii).

“Insolvency Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Intellectual Property” has the meaning set forth in Section 4.1(o).

“Interest Expense” means, for any period, the aggregate of the interest expense of Companies and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Inventory” shall have the meaning set forth in the Uniform Commercial Code in effect from time to time in the relevant jurisdiction.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Junior Payment” has the meaning given to such term in Section 6.6.

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“Leases” has the meaning set forth in Section 4.1(i).

“Lessors” has the meaning set forth in Section 4.1(i).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim, encumbrance or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset or property of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Litigation” has the meaning set forth in Section 5.1(b).

“Little Harbor Debt” means Indebtedness pursuant to that certain Debt Repayment Agreement, dated as of July 31, 2014, between Twinlab Holdings and Little Harbor LLC, a Nevada limited liability company.

“Little Harbor Subordination Agreement” means that certain subordination agreement to be entered into between Little Harbor LLC, a Nevada limited liability company, and the Purchaser, in form and substance reasonably satisfactory to the Purchaser, and all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereof, as applicable.

“Losses” has the meaning set forth in Section 9.

“Material Adverse Effect” shall mean any event, act, omission, condition or circumstance which has or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or condition, financial or otherwise, of any Company or the Companies and their Subsidiaries, taken as a whole, (b) the ability of any Company or any Subsidiary to perform any of its obligations under any of the Transaction Documents, or (c) the validity or enforceability of, or the Purchaser’s rights and remedies under, any of the Transaction Documents, other than due to the acts or omissions of the Purchaser or one of its Affiliates.

“Maturity Date” means November 13, 2019.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Income” shall mean the consolidated net income (or loss) of the Companies and their Subsidiaries for the period in question, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided, however, that for purposes of calculating Net Income, there shall be excluded and no effect shall be given to (a) one-time extraordinary income items, as determined in accordance with GAAP, and (b) any Net Income attributable to any Subsidiary to the extent that any Company (or any Subsidiary through which such Company owns the subject Subsidiary) is prohibited (by law, contract minority ownership rights or otherwise) from receiving a distribution of such Net Income from such Subsidiary.

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“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender (other than by means of an advance under the Permitted Senior Debt) or by Purchaser.

“Note Register” has the meaning set forth in Section 2.2.

“Notes” shall mean the Secured Notes issued under this Agreement, including without limitation the Initial Notes and Deferred Draw Notes, and all replacements, renewals and any other note or notes of like tenor hereafter issued by the Companies in substitution or exchange for any thereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants, agreements and duties owing by any Company to the Purchaser under or pursuant to the Transaction Documents, of every kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Company or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise, including, but not limited to, any and all of such Company’s Indebtedness, liabilities and/or obligations under this Agreement, the Warrants and the “put” obligations thereunder, the other Transaction Documents and any amendments, extensions, renewals or increases, Contingent Obligations of such Company and all reasonable costs and expenses of the Purchaser incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations and/or agreements of such Company to the Purchaser to perform acts or refrain from taking any action.

“OFAC Laws and Regulations” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

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“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which the Person is the lessee and that is not a Capital Lease.

“Ordinary Course of Business” shall mean the ordinary course of the Companies’ business as conducted at Closing and from time to time thereafter materially consistent with past practice.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Penta Director” has the meaning set forth in Section 5.7.

“Permitted Acquisition” means any of the following:

(a)          the Target 1 Acquisition so long as no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the Target 1 Acquisition;

(b)          the Target 2 Acquisition so long as no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the Target 2 Acquisition;

(c)          any Acquisition between Companies in which a Company is the surviving entity; or

(d)          any other Acquisition so long as no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, the proposed Acquisition is consensual and the Purchaser shall have consented in writing (such consent not to be unreasonably withheld or delayed) to such Acquisition.

“Permitted Dispositions” means any of the following:

(a)          sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the Ordinary Course of Business;

(b)          sales of Inventory in the Ordinary Course of Business;

(c)          the granting of Permitted Encumbrances;

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(e)          surrender of contractual rights in the Ordinary Course of Business or (ii) the settlement, release or surrender of any contract, tort or other litigation claims in the Ordinary Course of Business;

(f)          any sale of the real property designated on the tax map of the Office of the Assessor of Miami County, Indiana as Tax Parcel No. 022-16410-00 and having an address at 51 Strawtown Pike, Peru, Indiana; and

(g)          any sale of the real property designated on the tax map of the Office of the Assessor of Utah County, Utah as Lot 1, Plat “M”, Utah Valley Business Park Subdivision, American Fork, Utah, according to the official plat thereof on file and of record in the Office of the Utah County Recorder.

“Permitted Encumbrances” means the following types of Liens (other than any such Lien imposed pursuant to the IRC or by ERISA):

(i)          Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.2;

(ii)         statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii)        Liens incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)        leases or subleases granted to others not interfering in any material respect with the Ordinary Course of Business of the Company or any of its Subsidiaries;

(v)         easements, rights-of-way, restrictions (including zoning restrictions), minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the Ordinary Course of Business of any Company or any of its Subsidiaries;

(vi)        any (A) interest or title of a lessor or sublessor under any Operating Lease or Capital Lease not prohibited by this Agreement, (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (C) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding subclause (B);

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(vii)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(viii)      Liens securing the Obligations;

(ix)         Liens for purchase money security interests for equipment purchased in the Ordinary Course of Business or Liens relating to Indebtedness permitted under Section 6.7(e);

(x)          Liens existing on the Effective Date and set forth or described on Schedule 6.2 hereof; provided, however, that to qualify as a Permitted Encumbrance, any such Lien described on Schedule 6.2 shall only secure the Indebtedness that it secures on the Effective Date;

(xi)         Liens (i) in favor of collecting banks arising under the applicable UCC on items in the course of collection, (ii) in favor of a banking or other depositary institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary to the banking industry, (iii) in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry and (iv) that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry;

(xii)        Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(xiii)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary of the Company in the Ordinary Course of Business;

(xiv)      Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insured to secure liabilities for premiums to insurance carriers; and

(xv)       Liens securing Permitted Senior Debt.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated organization, or any other form of entity.

“Permitted Senior Debt” means Indebtedness that is senior or superior or pari passu in right of payment (to any extent) to the Notes (or any guaranty of the Notes) in an amount equal to or less than $25,000,000 and is otherwise on terms and conditions reasonably satisfactory to Purchaser.

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“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of any Company or any member of the Controlled Group or any such Plan to which any Company or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Premises” has the meaning set forth in Schedule 3.1.

“Prepayment Penalty” has the meaning set forth in the Notes.

“Prohibited Preferred Stock” means any preferred Equity Interest that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of preferred Equity Interest of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of preferred Equity Interest of the same class and series or of shares of common stock).

“Purchaser” has the meaning set forth in the opening paragraph.

“Put Price” has the meaning set forth in the Warrants.

“Put Rights” means the rights of the Holders set forth in Section 4.2 of the Warrants.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Refinancing Indebtedness” shall mean refinancings, renewals, or extensions of Indebtedness so long as such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto.

“Releases” has the meaning set forth in Section 4.1(n)(iii).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Restricted Payment” has the meaning given to such term in Section 6.6.

“Securities” shall mean the Notes, the Warrants and the Warrant Equity Interest.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

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“Security Agreement” shall mean each and every grant of a security interest, pledge or lien on any property for the purpose of securing payment of the Obligations or performance by the Security Agreement issued under this Agreement, and all replacements, renewals and any other note or notes of like tenor hereafter issued by the Company in substitution or exchange for any thereof.

“Senior Lender” means the holder of Permitted Senior Debt and all successors and assigns. On the Effective Date, the Senior Lender shall be Fifth Third Bank.

“Senior Loan Documents” means any credit agreement, loan agreement, note agreement other primary debt agreement, note, guaranty, security agreement, mortgage and any other instrument or agreement relating to the Permitted Senior Debt entered into, now or in the future, by any Company and the Senior Lender or given by any Company to the Senior Lender, and all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereof, as applicable.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities of such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales, reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordination Agreement” shall mean, that certain Subordination Agreement, dated as of the date hereof, between Purchaser and the Senior Lender as of the Effective Date, any other subordination or intercreditor agreement with respect to any Permitted Senior Debt which is in form and substance reasonably satisfactory to Purchaser, and all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereof, as applicable.

“Subsidiary” shall mean a corporation or other entity any of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Target 1” means Target No. 1 as defined on page 39 of the Parent’s 8-K dated September 16, 2014.

“Target 2” means Target No. 2 as defined on page 40 of the Parent’s 8-K filed on September 16, 2014.

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“Target 1 Acquisition” means consummation of the acquisition contemplated by the Option Agreement between Target 1 and TCC, dated September 2, 2014, described on page 39 of the Parent’s 8-K dated September 16, 2014 and previously provided to the Purchaser.

“Target 2 Acquisition” means consummation of the acquisition contemplated by the Option Agreement between Target 2 and TCC, dated September 13, 2014, described on page 40 of the Parent’s 8-K dated September 16, 2014 and previously provided to the Purchaser.

“Tax Distributions” shall mean distributions to equity holders of any Company for the purpose of paying required State and Federal income taxes on profits generated by such Company.

“Total Funded Debt” shall mean, at any date of determination, all Indebtedness of the Companies and their Subsidiaries for borrowed money, purchase money Indebtedness, installment sale obligations, Capital Lease obligations, Contingent Obligations of the Companies and their Subsidiaries, and all other obligations evidenced by notes or bonds, all of the foregoing as determined on a consolidated basis in accordance with GAAP.

“Transaction Documents” shall mean this Agreement, the Notes, the Warrants, the Security Agreement, the Guaranty and all agreements, documents, certificates and instruments delivered in connection with any of the foregoing.

“UCC” has the meaning set forth in Section 3.2.

“Utah Lease” shall mean that certain Lease, dated February 6, 2013, between Twinlab and Utah Lab LLC, relating to the Companies’ facility located at 600 E. Quality Dr., American Fork, UT 84003.

“Warrant” means the Initial Warrant to be issued by the Parent to the Purchaser at the Closing and any the Deferred Warrants issued in connection with the Deferred Draw Note.

“Warrant Equity Interest” means the Equity Interest of the Parent into which the Warrant shall be exercisable, as provided in the Warrant.

“Warrant Register” has the meaning set forth in Section 2.2.

Section 2.            Purchase and Sale of Securities

2.1         Purchase and Sale of Securities.

(a)          Purchase and Sale. The Purchaser hereby agrees, subject to the terms and conditions of this Agreement, to purchase from the Companies, and the Companies hereby agree to sell to the Purchaser, at the Closing the following Securities:

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(i)          The Note in the stated principal amount of Eight Million Dollars ($8,000,000) (the “Initial Note”). The Initial Note shall be substantially in the form attached hereto as Exhibit 2.1(a)(i) and shall include such notations, legends or endorsements set forth therefor or required by law. The Initial Note shall be dated the date of its issuance. The terms and provisions contained in the Initial Note shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Company and the Purchaser, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby; and

(ii)         The Warrants. The Initial Warrant shall be substantially in the form attached hereto as Exhibit 2.1(a)(ii)(A) and shall be exercisable into the Equity Interest of the Company as provided therein. Warrants in an amount 4,091,122 shares of common stock of the Parent will be issued in connection with the purchase of the Initial Note (the “Initial Warrant”). The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Parent and the Purchaser, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

(b)          Closing. The purchase and sale of the Initial Note and the Initial Warrant shall take place on the Effective Date at a closing (the “Closing”) at a mutually agreed upon location on the date of this Agreement. At the Closing, the Companies will deliver to the Purchaser the Initial Note and the Parent will deliver to the Purchaser the Initial Warrant, dated as of the Effective Date, to be purchased by the Purchaser in accordance with Section 2.1(a) (in such permitted denomination or denominations and registered in the Purchaser’s name or the name of such nominee or nominees as the Purchaser may reasonably request) against payment of Eight Million Dollars ($8,000,000) (less certain fees and expenses as set forth in Section 2.1(c)(i) below) as the total consideration for the Initial Note and the Initial Warrant by wire transfer to the bank account of the Companies as set forth on Exhibit 2.1(b) or as otherwise acceptable to Companies.

(c)          Deferred Draw Note. The Purchaser hereby agrees to purchase from the Companies and the Companies hereby agree to sell to the Purchaser, on such date (the “Deferred Draw Closing Date”) as is mutually agreed to by the Companies and the Purchaser but in any event on or prior to the first anniversary hereof, an additional Note in the stated principal amount of Two Million dollars ($2,000,000) (the “Deferred Draw Note”), provided that (i) both before and after the consummation of the purchase of the Deferred Draw Note and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing and (ii) the proceeds of the Deferred Draw Note shall be used as set forth in Section 2.6. The Deferred Draw Note shall be substantially in the form attached hereto as Exhibit 2.1(c)(i) and shall include such notations, legends or endorsements set forth therefor or required by law. The Deferred Draw Note shall be dated the date of its issuance. The terms and provisions contained in the Deferred Draw Note shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Companies and the Purchaser, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. A Warrant in an amount equal to 4,960,740 shares of common stock of the Parent (reduced by the number of Equity Interests issued under the Initial Warrant) will be issued to the Purchaser in connection with the purchase of the Deferred Draw Note (the “Deferred Warrant”).  The Deferred Warrant shall be substantially in the form attached hereto as Exhibit 2.1(c)(ii) and shall be exercisable into the Equity Interest of the Company as provided therein; provided, further, that, upon the issuance of the Deferred Warrant, the Initial Warrant shall be cancelled and replaced in its entirety by such Deferred Warrant and the Purchaser, the Parent and the Companies agree to take all reasonably necessary steps to effect the foregoing upon the purchase of the Deferred Draw Note.

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(d)          Other Fees and Expenses.

(i)          At the Closing, the Companies shall pay to the Purchaser or to such other Persons as the Purchaser shall direct, by wire transfer payment (or, at the Purchaser’s election, the Purchaser shall be entitled to deduct such amounts from the purchase price for the Securities) all reasonable fees and expenses relating to this Agreement and the other Transaction Documents, including: (A) the Purchaser’s out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including expenses and all costs incurred in connection with such Purchaser’s review of the Companies’ financial records and the Companies’ business and operations; (B) the reasonable fees, expenses and other charges of the Purchaser’s counsel; and (C) a fee to Purchaser of One Hundred Sixty Thousand Dollars ($160,000) less any deposit previously paid by the Companies.

(ii)         Thereafter, upon demand by the Purchaser, the Companies shall pay (A) any out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel) in connection with any registration or qualification of the Securities required in connection with the offer and sale of the Securities pursuant to this Agreement under the securities or “blue sky” laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements; and (B) the Purchaser’s expenses (including the fees and expenses of counsel) relating to any amendment, supplement or modification of, or any waiver, consent, enforcement or preservation of rights under, this Agreement, the Securities or any other Transaction Document, or any other documents contemplated hereby or thereby, including any refinancing or restructuring of the Obligations in the nature of a “work-out” or pursuant to bankruptcy or insolvency proceedings, or in any litigation or other Proceeding.

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(iii)        On the Deferred Draw Closing Date, the Companies shall pay to the Purchaser or to such other Persons as the Purchaser shall direct, by wire transfer payment (or, at the Purchaser’s election, the Purchaser shall be entitled to deduct such amounts from the purchase price for the Securities) all reasonable fees and expenses relating to this Agreement and the other Transaction Documents, including: (A) the Purchaser’s out-of-pocket expenses incurred in connection with the Deferred Draw Note contemplated by this Agreement and the other Transaction Documents, including expenses and all costs incurred in connection with such Purchaser’s review of the Companies’ financial records and the Companies’ business and operations; (B) the reasonable fees, expenses and other charges of the Purchaser’s counsel; and (C) a fee to Purchaser of Forty Thousand Dollars ($40,000).

(e)          Issue Price. The Companies and the Purchaser agree that for purposes of Section 1271 et seq. of the IRC, the aggregate issue price of each Note is 100% of its principal amount and the price of each Warrant is the price set forth in the agreement relating to the issuance thereof, and that this agreement is intended to constitute agreement as to the issue price for all federal and other income tax purposes.

2.2         Registration of Securities.

The Parent shall cause to be kept at its principal office a register for the registration and transfer of the Notes (the “Note Register”) and a register for the registration and transfer of the Warrants (the “Warrant Register”). The name and address of the Holders of the Notes and the names and addresses of the transferee or transferees of the Notes (if the Notes are transferred) shall be registered in the Note Register. The name and address of the Holder of Warrants and the names and addresses of the transferee or transferees of the Warrants (if any Warrant is transferred) shall be registered in the Warrant Register. The Person in whose name any registered Security shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the Companies shall not be affected by any notice to the contrary, until due presentment of such Security for registration of transfer so provided in this Section 2.2. Payment of or on account of the principal, premium, if any, and interest on, or any other amount in respect of, any registered Securities shall be made to or upon the written order of such registered holder.

2.3         Delivery Expenses.

If a Holder surrenders any Note or any Warrant to the Companies for any reason, the Companies agrees to pay the cost of delivering to the Holder’s home office the surrendered Security and each Security issued in substitution or replacement for the surrendered Security.

2.4         Issue Taxes.

The Companies agree to pay all taxes, including the documentary stamp taxes, (other than taxes in the nature of income, franchise or gift taxes) in connection with the issuance, sale, delivery or transfer by the Companies to the Purchaser of the Notes and the Warrants and the execution and delivery of the agreements and instruments contemplated hereby and any modification of any of such Securities, agreements and instruments and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to any and all such taxes. The obligations of the Companies under this Section 2.4 shall survive the payment or prepayment of the Notes, the exercise of the Warrants and the termination of this Agreement.

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2.5         General Provisions Regarding Payments.

(a)          Manner and Time of Payment. All payments by the Companies of principal, premium, if any, interest and other amounts hereunder shall be made in U.S. dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered the Holder’s account not later than 4:00 p.m. (New York time) on the date due unless such day is not a Business Day, in which case the Companies shall make such payments on the next succeeding Business Day, and interest shall accrue on the aggregate amount of such payments until such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount. Funds received by the Holder after 4:00 p.m. (New York time) on the date due shall be deemed to have been paid by the Companies on the next succeeding Business Day and interest shall accrue on such amount paid until such next succeeding Business Day.

(b)          Application of Payments to Principal and Interest. All payments in respect of the principal amount of the Note shall include payment of accrued interest on the principal amount being paid, and all such payments shall be applied to the payment of interest before application to principal; provided, however, that from and after the occurrence of an Event of Default, in addition to such payments of principal and interest, all payments hereunder shall include fees, costs and expenses due to the Purchaser hereunder, and the Purchaser may apply all payments made hereunder to such Obligations, including all fees, costs and expenses, and in such order, as it may elect in its sole discretion.

The Companies shall repay the outstanding principal amount of each Note with interest thereon in the manner and in accordance with the terms and conditions of such Note and the other Transaction Documents.

2.6         Use of Proceeds.

The Companies shall use the proceeds of Notes and the Warrants solely to (a) pay a portion of the consideration for the Target 2 Acquisition, (b) pay costs relating to the Closing and the closing of the Deferred Draw Note and the Target 2 Acquisition ,(c) for working capital and general corporate purposes, or (d) to pay down the revolving loan under the Senior Loan Documents which can be re-drawn (subject to the limitations set forth in the Senior Loan Documents) for any of the foregoing.

2.7         Margin Regulations.

No portion of the proceeds of any Securities under this Agreement shall be used by the Companies in any manner that would reasonably be expected to cause the issuance and sale of the Securities or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such issuance and sale and such use of proceeds.

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2.8         Maximum Interest.

At no time shall the Companies be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject the Purchaser to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Companies are permitted by applicable law to contract or agree to pay. If by the terms of the Notes, this Agreement and/or the other Transaction Documents, the Company is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the applicable interest rate or the Default Rate or other payments pursuant to the Transaction Documents deemed to be interest, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Purchaser on account of the Obligations, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the applicable Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding.

Section 3.            Collateral: General Terms

3.1         Security Interest Created; Obligations Secured.

To secure the prompt payment and performance to the Purchaser of the Obligations, the Companies hereby assign, pledge and grant to the Purchaser a continuing security interest in and Lien on the Collateral subject only to Permitted Encumbrances. The Companies (other than Parent) shall cause each present or future owner of any Equity Interest of any Company to assign, pledge and grant to the Purchaser a continuing security interest in and Lien on their Equity Interest in such Company and to execute deliver a security agreement covering such Equity Interests in form and content satisfactory to the Purchaser.

3.2         Financing Statements.

The Companies authorize the Purchaser to file financing statements with respect to the security interest of the Purchaser, continuation statements with respect thereto, and any amendments to such financing statements. The Companies agrees that, notwithstanding any provision in the Uniform Commercial Code in the applicable jurisdiction (the “UCC”) to the contrary, the Companies shall not file a termination statement of any financing statement filed by the Purchaser in connection with any security interest granted under this Agreement without Purchaser’s written consent.

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Section 4.            Representations and Warranties

4.1         Companies’ Representations and Warranties.

Each Company represents and warrants to the Purchaser as of the Effective Date as follows:

(a)          Financial Information. All financial statements and other information concerning the Companies and their Subsidiaries delivered to Purchaser by the Companies and their Subsidiaries in connection with the transaction described in this Agreement (collectively, the “Financial Information”) are true, correct and complete in all material respects; there have been no restatements of or adjustments to the Financial Information since the date such Financial Information was prepared or delivered to the Purchaser, and the Companies and their Subsidiaries understand that the Purchaser is relying upon the Financial Information and the Companies and their Subsidiaries represent that such reliance is reasonable. All financial statements of the Companies and their Subsidiaries included in the Financial Information were prepared in accordance with customary accounting practices applied on a consistent basis during the periods involved, and fairly present as of the date of such financial statements the financial condition of each individual or entity to which they pertain. No change has occurred with respect to the financial condition of any of the Companies, the Companies’ Subsidiaries or the Collateral as reflected in the Financial Information which has not been disclosed in writing to the Purchaser or has had, or could reasonably be expected to result in a Material Adverse Effect. Attached as Schedule 4.1(a) is a true and correct copy of: (i) Twinlab Holdings’ and its Subsidiaries’ consolidated income statement for the Fiscal Year ending December 31, 2013, and (ii) a copy of the unaudited consolidated balance sheet of TCC and its Subsidiaries as of August 31, 2014 and the related consolidated statements of income and retained earnings and the related statements of cash flows of the Companies and its Subsidiaries for the period from January 1, 2014 through August 31, 2014.

(b)          Formation and Qualification. Each of the Companies and their Subsidiaries are duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Companies and their Subsidiaries are qualified as a foreign corporation to do business in the state(s) where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. No Company is a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate” or “foreign person” (as those terms are defined by the IRC, as amended).

(c)          Authority. All necessary action has been taken to authorize the execution, delivery and performance by each Company of this Agreement and the other Transaction Documents. The person(s) who have executed this Agreement on behalf of each Company are duly authorized so to do. Upon execution by each Company, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of such Company enforceable against such Company in accordance with their respective terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization moratorium or similar laws now or hereafter in effect relating to creditors rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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(d)          Solvency. Each Company is and shall at all times remain Solvent.

(e)          Litigation. Except as set forth in Schedule 4.1(e), there are no suits, actions, proceedings or investigations pending, or to its actual knowledge, threatened against or involving a Company or any of its Subsidiaries, the Collateral or the Premises (as defined on Schedule 3.1 hereto) before any arbitrator or any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over the Collateral or any of the Companies or the Companies’ Subsidiaries (“Governmental Authority”), except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and could not reasonably be expected to result in, a Material Adverse Effect.

(f)          Employee Benefit Plan. Other than as set forth on Schedule 4.1(f) hereto, the Companies and their Subsidiaries have no Plans and have never had any Plans.

(g)          No Conflict. No Company is, and the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not result, in any breach or default under any other document, instrument or agreement to which a Company or any of its Subsidiaries is a party or to which a Company or any of its Subsidiaries, the Premises, the Collateral or any of the property of a Company or any of its Subsidiaries is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. The Collateral is not subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party.

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(h)          Location and Condition of Collateral. The Collateral is in compliance with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Collateral, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to any Company or any of its Subsidiaries (collectively, the “Applicable Regulations”), except for such noncompliance which has not had, and could not reasonably be expected to result in, a Material Adverse Effect. All required licenses and permits, both governmental and private, to use and operate the Collateral and to use and operate each of the Premises are in full force and effect, except for such licenses and permits the failure of which to obtain has not had, and could not reasonably be expected to result in, a Material Adverse Effect. Except for Collateral having an aggregate value of $200,000 or less, the Collateral is located at the Premises and is in good and efficient order, condition and repair and well-maintained, ordinary wear and tear excepted, and is fully operational. The Companies own the Collateral, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever except for Permitted Encumbrances. The Collateral consists in part of all the inventory, equipment (to the extent owned and not leased by a Company), machinery (to the extent owned and not leased by a Company), furniture, appliances, trade fixtures, and goods required to be maintained by the Companies and necessary for the proper and prudent operation of the business of the Companies. Purchaser shall have a perfected lien upon and continuing security interest in the Collateral pursuant to this Agreement, the Security Agreement and the UCC-1 Financing Statements filed by Purchaser with respect to the security interest created by this Agreement and the Security Agreement subject only to Permitted Encumbrances.

(i)          Leases. The Companies have delivered to Purchaser a true, correct and complete copy of each lease, together with all amendments thereto, with respect to each of the Premises set forth on Schedule 3.1 (the “Leases”). The Leases are the only agreements between the lessors (“Lessors”) and Companies and their Subsidiaries with respect to the Premises. The Leases are in full force and effect. Except in favor of Senior Lender, no Company nor any of its Subsidiaries has assigned, transferred, mortgaged, hypothecated or otherwise encumbered any of its rights or interests in the Leases. Neither the Companies nor any of their Subsidiaries nor, to each Company’s actual knowledge, Lessors are currently in default (beyond applicable grace and cure periods) of any of their obligations under the Leases. To each Company’s actual knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default by a Company, any of its Subsidiaries, or Lessors under the Leases. No Company nor any of its Subsidiaries owns any real property except as set forth in Schedule 4.1(i).

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(j)          Patriot Act. As of the Effective Date and as of the date of execution of any of the Transaction Documents: (i) none of the Companies, Guarantor, any individual or entity owning directly or indirectly any interest in the Companies or any of their Subsidiaries, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations; (ii) the Companies and their Subsidiaries have taken all reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect interest in any Company or any of its Subsidiaries, to assure that funds invested by such holders in any Company or any of its Subsidiaries are derived from legal sources; (iii) to each Company’s knowledge after making due inquiry, neither any Company nor any of its Subsidiaries nor any holder of a direct or indirect interest in any Company or any of its Subsidiaries (A) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (B) has been assessed civil penalties under these or related laws, or (C) has had any of its funds seized or forfeited in an action under these or related laws; and (iv) the Companies and their Subsidiaries have taken reasonable steps, consistent with industry practice for comparable organizations and in any event as required by law, to ensure that each Company and each of the Companies’ Subsidiaries are and shall be in compliance with all (A) Anti-Money Laundering Laws and (B) OFAC Laws and Regulations.

(k)          Survival of Representations and Warranties. All representations and warranties of each Company and each of its Subsidiaries contained in this Agreement and the other Transaction Documents shall be true at the time of such Company’s execution of this Agreement and the other Transaction Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

(l)          Tax Returns. Each Company’s and each of its Subsidiaries’ federal tax identification number is set forth on Schedule 4.1(l). Each Company and each of its Subsidiaries has filed (or is on extension granted by the applicable taxing authority with respect to file) all federal, state and local tax returns and other reports required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable and that no tax liens exist. Federal, state and local income tax returns of each Company and each of its Subsidiaries have been filed with the appropriate taxing authority or closed by applicable statute and satisfied for all Fiscal Years prior to and including the Fiscal Year ending 2013. The provision for taxes, if applicable, on the books of the Companies and their Subsidiaries is adequate for all years not closed by applicable statutes, and for its current Fiscal Year, and no Company nor any of its Subsidiaries has knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. No Company nor any of its Subsidiaries has been the subject of any tax audit nor has it been notified of any upcoming tax audits except as set forth on Schedule 4.1(l).

(m)          Corporate Name. Except as disclosed in the Parent’s Securities and Exchange Commission filings, no Company nor any of its Subsidiaries has been known by any other corporate name and does not sell Inventory under any other name except as disclosed on Schedule 4.1(aa) nor has Company nor any of its Subsidiaries been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

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(n)          O.S.H.A. and Environmental Compliance.

(i)          Each Company and each of its Subsidiaries has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act and all Environmental Laws; there are no outstanding citations, notices or orders of non-compliance issued to any Company or any of its Subsidiaries or relating to their business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(ii)         Each Company and each of its Subsidiaries has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(iii)        There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any real property owned or leased by any Company or any of its Subsidiaries except Releases handled in accordance with all applicable government regulations; to each Company’s actual knowledge, there are no underground storage tanks or polychlorinated biphenyls on any real property leased by any Company or any of its Subsidiaries; to each Company’s actual knowledge, no real property owned or leased by any Company or any of its Subsidiaries has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and to each Company’s actual knowledge, no Hazardous Substances are present on any Premises leased by any Company or any of its Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of such Company, any of its Subsidiaries or of its tenants.

(o)          Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Company (the “Intellectual Property”) are set forth on Schedule 4.1(o). To each Company’s knowledge, all such Intellectual Property is valid and has been duly registered or filed with all appropriate Governmental Authorities and constitutes all of the intellectual property rights which are necessary for the operation of its business. To each Company’s actual knowledge, there is no objection to or pending challenge to the validity of any such Intellectual Property and no Company is aware of any grounds for any challenge.

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(p)          Licenses and Permits. Each Company and each of its Subsidiaries (i) is in compliance with and (ii) has procured and is now in possession of, all material licenses or permits required by any applicable law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business and where the failure to procure such licenses or permits would have a Material Adverse Effect on such Company or any of its Subsidiaries.

(q)          Default of Indebtedness. All Indebtedness of the Companies and their Subsidiaries existing on the Effective Date is set forth on Schedule 4.1(q). No Company nor any of its Subsidiaries is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

(r)          No Default. Except for past due payments owed on trade payables incurred in the ordinary course of business or as otherwise set forth on Schedule 4.1(r), no Company nor any of its Subsidiaries is in default in the payment or performance of any of its contractual obligations and no Event of Default is existing and no event has occurred which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an Event of Default.

(s)          No Burdensome Restrictions. No Company nor any of its Subsidiaries is party to any contract or agreement the performance of which would have a Material Adverse Effect on such Company or any of its Subsidiaries. No Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

(t)          No Labor Disputes. No Company nor any of its Subsidiaries is involved in any labor dispute; there are no strikes or walkouts or union organization of any Company’s or any of its Subsidiaries’ employees threatened or in existence and no labor contract is scheduled to expire prior to the Maturity Date.

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(u)          Authorized Capital. The authorized Equity Interests of Parent consist of (i) 5,000,000,000 shares of common stock, of which 220,000,000 common shares are issued and outstanding as of the date hereof and (ii) 500,000,000 shares of preferred stock, of which no preferred shares are issued and outstanding. All outstanding Equity Interests are duly and validly issued, fully paid and nonassessable and are owned beneficially and of record by the Persons specified in Schedule 4.1(u). The issuance and sale of such Equity Interests, upon such issuance and sale, (A) has either been registered or qualified under applicable Federal and state securities laws or (B) is exempt therefrom. There are no outstanding subscriptions, options, warrants, rights (including registration rights and preemptive rights) or any other agreements or commitments of any nature relating to any Equity Interests of the Company, except as disclosed in Schedule 4.1(u). The Purchaser has been furnished a true and complete copy of each certificate, agreement and document disclosed in Schedule 4.1(u). The Equity Interest into which the Initial Warrant is exercisable on the Effective Date is equal to 4,091,122 shares of common stock of the Parent and the Equity Interest into which the Deferred Warrant is exercisable on the Deferred Draw Closing Date is equal to 869,618 shares of the common stock of the Parent, each as specified in Schedule 4.1(u).

(v)         Swaps. No Company nor any of its Subsidiaries is a party to, nor will it be a party to, any swap agreement whereby the Company has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two way basis” without regard to fault on the part of either party.

(w)          Conflicting Agreements. Except as provided in the Senior Loan Documents, no provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on a Company or any of its Subsidiaries or affecting the Collateral conflicts with, or requires any third party consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Transaction Documents.

(x)          [Reserved].

(y)          Business and Property of Company. On the Effective Date, each Company and each of its Subsidiaries owns or leases all the property and possesses all of the rights and consents necessary for the conduct of the business of such Company and its Subsidiaries.

(z)          Compliance with Laws. Neither the Companies nor any of the Companies’ Subsidiaries is in violation of any applicable law in any respect which would reasonably be expected to have a Material Adverse Effect on the Companies or any of their Subsidiaries, nor is any Company or any of such Company’s Subsidiaries in violation of any order of any Governmental Authority or arbitration board or other tribunal.

(aa)         Trade Names. All trade names or styles under which a Company or any of its Subsidiaries sells Inventory or Equipment, creates Receivables or conducts a portion of its business, or to which instruments in payment of Receivables are made payable, are listed in Schedule 4.1(aa).

(bb)         Not a Regulated Entity. Neither the Companies nor any of its Subsidiaries is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, nor is it controlled by such a company; (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935 or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable law regarding its authority to incur the Indebtedness arising under any Transaction Document.

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(cc)          Certain Fees. No brokers or finders fee or commission will be payable with respect to this Agreement, any other Transaction Documents or any of the transactions contemplated hereby.

(dd)         Private Offering. Based upon the representations and warranties for the Purchaser set forth in Section 4.2 hereof, at Closing and at the closing of the Deferred Draw Note, the sale of the Securities hereunder shall be exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Securities, no form of general solicitation or general advertising was used by any Company or its respective representatives, including advertisements, articles, notices or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Except as disclosed in the Parent’s Securities and Exchange Commission filings or otherwise disclosed to the Purchaser in writing, no securities have been issued and sold by any Company within the six-month period immediately prior to the Effective Date. Each Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities, or any portion of them, if such offer or sale would bring the issuance and sale of the Securities to the Purchaser hereunder within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Securities and any such securities could be integrated as a single offering for the purposes of the Securities Act, including Regulation D thereunder.

(ee)         Disclosure. No representation or warranty made by any Company or any of its Subsidiaries in this Agreement, in any other Transaction Document or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Company or any of its Subsidiaries which reasonably should be known to such Company or any of its Subsidiary which such Company has not disclosed to the Purchaser in writing which would reasonably be expected to have a Material Adverse Effect on such Company or any of its Subsidiaries.

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4.2         Purchaser’s Representations and Warranties.

The Purchaser represents and warrants to the Companies as of the Effective Date as follows:

(a)          Purchase for Own Account. The Purchaser is purchasing the Securities to be purchased by it solely for its own account, for investment purposes, and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Securities pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

(b)          Accredited Investor. The Purchaser (i) is knowledgeable, sophisticated and experienced in business and financial matters; (ii) previously invested in securities similar to the Securities and it acknowledges that the Securities have not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; (iii) is able to bear the economic risk of its investment in the Securities and is presently able to afford the complete loss of such investment; and (iv) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(c)          Authorization, etc. The Purchaser has full power and authority, as the case may be, to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization moratorium or similar laws now or hereafter in effect relating to creditors rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)          No Conflict. The execution, delivery and performance of this Agreement and the related Transaction Documents by Purchaser does not conflict with or result in a default under any other agreement, document or instrument to which Purchaser is a party.

Section 5.            Affirmative Covenants

Each Company covenants and agrees that, until payment in full of all the Obligations, unless the Purchaser shall otherwise give prior written consent, it shall perform, or cause the performance of, all covenants in this Section 5.

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5.1         Reports.

Each Company will deliver to the Purchaser:

(a)          Events of Default, etc.. Promptly upon any officer, director (other than any director designated by the Purchaser) or employee of such Company obtaining actual knowledge (i) that any Person has given any written notice to such Company or any of its Subsidiaries or taken any other material action with respect to a claimed default or event or condition of the type referred to in Section 11.1, (ii) of any condition or event that constitutes a default or event of default with respect to or under the Indebtedness, or having actual knowledge that any holder of Indebtedness has given any written notice or taken any other material action with respect to a claimed default or event of default, with respect to any portion of such Indebtedness, or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an officer’s certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, event or condition, and what action such Company has taken, is taking and proposes to take with respect thereto;

(b)          Litigation or Other Proceedings. Promptly, but in no event later than three (3) Business Days after, upon any officer, director (other than any director designated by the Purchaser) or employee of such Company obtaining actual knowledge of (A) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting such Company, any of its Subsidiaries or any property of the Company (collectively, “Litigation”) not previously disclosed in writing by the Company and its Subsidiaries to the Purchaser or (B) any material development in any Insolvency Proceeding that, in the case of subclause (A) or (B):

(i)          if adversely determined, has a reasonable possibility of exceeding $250,000.00 in damages; or

(ii)         seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof describing material details of such matters together with such other information as may be reasonably available to such Company to enable Purchaser and their counsel to evaluate such matters; and (ii) within twenty (20) days after the end of each fiscal quarter of such Company, a schedule of all Litigation involving an alleged liability of, or claims against or affecting, such Company equal to or greater than $250,000.00, and promptly after written request by the Purchaser such other information as may be reasonably requested by the Purchaser to enable the Purchaser and its counsel to evaluate any of such Litigation;

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(c)          ERISA Events. Promptly upon obtaining actual knowledge of the occurrence of or forthcoming occurrence of an ERISA Event, a written notice specifying the nature thereof, what action such Company has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(d)          ERISA Notices. With reasonable promptness, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by such Company or any of its Subsidiaries with the Internal Revenue Service with respect to each Pension Benefit Plan; (ii) all written notices received by such Company or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan maintained or contributed to by such Company or any of its Subsidiaries as the Purchaser shall reasonably request;

(e)          Financial Plans. As soon as available and in any event no later than 30 days before the beginning of each Fiscal Year, a plan and financial forecast for such Fiscal Year, including (i) forecasted balance sheets and forecasted statements of income and cash flows of such Company for each such Fiscal Year and an explanation of all of the assumptions on which such forecasts are based, (ii) forecasted statements of income and cash flows of such Company for each month of each such Fiscal Year, together with an explanation of all of the assumptions on which such forecasts are based, and (iii) such other information and projections as the Purchaser may reasonably request in writing;

(f)          Environmental Audits and Reports of Events. As soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of such Company, any of its Subsidiaries or by independent consultants, with respect to a significant environmental matter at any Premises, or which relate to an Environmental Claim which would reasonably be expected to result in a Material Adverse Effect. Each Company will also promptly advise the Purchaser in writing and in reasonable detail of (i) such Company’s actual knowledge of (a) any Release of any Hazardous Substance required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws or (b) any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect, (iii) any remedial action taken by such Company or any other Person in response to (x) any Hazardous Substance on, under or about any Premises, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect or (y) any Environmental Claim that is reasonably likely to have a Material Adverse Effect, (iv) such Company’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Premises that is reasonably likely to cause such Premises or any part thereof to be subject to any restrictions on the ownership occupancy, transferability or use thereof under any Environmental Laws which would have a Material Adverse Effect and (v) any request for information from any governmental agency that suggests such agency is investigating whether such Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Substance;

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(g)          Monthly Financial Statements. Within 30 days (or 60 days in the case of the twelfth month of the Fiscal Year) after the close of each monthly accounting period in each Fiscal Year of the Companies, (i) the unaudited consolidated balance sheets of the Companies and their consolidated Subsidiaries as of the end of such monthly period, (ii) the related unaudited consolidated statements of income and retained earnings and consolidated statements of cash flows for such monthly period and for the elapsed portion of the Fiscal Year ended with the last day of such monthly period, in each case setting forth comparative figures for the related periods in the prior Fiscal Year, and (iii) statement and reconciliation of all cash of the Companies and their Subsidiaries; all of such items (i), (ii) and (iii) of this Section shall be certified by the chief financial officer of Parent, subject to normal year-end audit adjustments and the absence of footnotes;

(h)          Annual Financial Statements. Within 120 days after the close of each Fiscal Year of the Companies, the consolidated balance sheets of the Companies and their consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for such Fiscal Year, in each case setting forth comparative figures for the preceding Fiscal Year and audited by independent certified public accountants of recognized national or regional standing reasonably acceptable to the Purchaser, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Companies, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof;

(i)          Compliance Certificates.

(i)          Concurrently with the financial statements furnished pursuant to subsections (g) and (h) of this Section 5.1, an officer’s certificate signed by an authorized officer of Parent which Compliance Certificate shall be substantially in the form of Exhibit 5.1(i) attached hereto, certifying such financial statements, each Company’s and each of its Subsidiaries’ compliance with the terms of the Transaction Documents, certifying that no Event of Default has occurred under the Transaction Documents, and setting forth computations in reasonable detail showing whether or not as at the end of such fiscal period there existed any breach or violation of any of the provisions of Section 5.12;

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(ii)         With regard to any Permitted Senior Debt, all borrowing base certificates, borrowing base reports and compliance certificates delivered to any holders of Permitted Senior Debt.

(j)          Management Letters. Promptly after such Company’s receipt thereof, a copy of any “management letter,” schedule of adjusting journal entries, schedule of waived journal entries, governance communication letters and any internal control communication received by such Company or any of its Subsidiaries from its certified public accountants;

(k)          Filings with Governmental Agencies. Within thirty (30) days of filing thereof, copies of all tax returns and other related tax documents filed by such Company with federal, state or local governmental agencies;

(l)          Aging Reports. Furnish to the Purchaser within thirty (30) days after the end of each month, aging summary reports of all of such Company’s accounts receivable, aged by invoice date; and

(m)          Other Information: With reasonable promptness, (i) such other material information and data with respect to such Company or any of its Subsidiaries, as from time to time may be reasonably requested in writing by the Purchaser, and (ii) a copy of all material reports and other documents delivered from time to time to the Senior Lender.

The Purchaser acknowledges that US securities laws prohibit any Person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. As a result of the Companies’ providing certain of the financial information required by this Section 5.1 to the Purchaser, the Purchaser will be in possession of material, non-public information pertaining to the Companies. Accordingly, the Purchaser agrees not to (i) communicate any of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell any of the Parent’s securities and (ii) purchase or sell any of the Parent’s Securities unless and until such information has been publicly disclosed by the Parent. Notwithstanding anything in this Section 5.1 or any other provision in the Transaction Documents to the contrary, the Companies and their Subsidiaries shall not be required to deliver to the Purchaser and/or any of Purchaser’s Affiliates, originals or copies of any documents, instruments, notices, communications or other information under or in connection with this Agreement or any other Transaction Document (collectively, the “Company Materials”) as specifically requested from time to time in writing by the Purchaser and/or any of the Purchaser’s Affiliates with respect to a specific document, instrument, notice or other written communication at the time of receipt of such request and then only in accordance with such specific request. The Companies hereby agree that if either they, any parent company or any Subsidiary of the Companies has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Company Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Companies agree that by identifying such Company Materials as “PUBLIC” or publicly filing such Company Materials with the Securities and Exchange Commission, then the Purchaser and/or its Affiliates shall be entitled to treat such Company Materials as not containing any material, non-public information for purposes of United States federal and state securities laws.

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5.2         Payment of Taxes and Claims; Tax Consolidation; Filing of Tax Returns.

Each Company and its Subsidiaries will pay, (a) all taxes, assessments and other governmental and quasi-governmental charges and/or fees imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, no penalty or fine is accruing thereon, and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. No Company will file or consent to the filing of any consolidated income tax return with any Person other than its wholly-owned Subsidiaries or as otherwise required by law. Each Company and its Subsidiaries shall file, or cause to be filed, all tax returns (federal, state, local and foreign) required to be filed.

5.3         Key Person Insurance, Disability Insurance.

The Companies shall obtain and deliver to the Purchaser by December 1, 2014, and shall thereafter at all times when the Obligations are outstanding maintain and timely pay for, key-person life insurance on the life of Thomas Tolworthy (or any successors to Thomas Tolworthy as chief executive officer and/or president of the Companies) having a death benefit in the amount equal to the then outstanding principal amount of the Obligations, payable to the benefit of the Purchaser, with such insurance companies as shall be satisfactory to the Purchaser, such insurance policy to provide that it cannot be cancelled or terminated without a thirty (30) days prior written notice to the Purchaser. The Companies shall deliver to the Purchaser, in form and substance satisfactory to the Purchaser, certified copies of such insurance policies, together with loss payable endorsements naming the Purchaser as loss payee.

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In addition, the Companies shall deliver to Purchaser by December 1, 2014, and shall thereafter at all times when the Obligations are outstanding maintain and timely pay for a disability policy in favor of Purchaser relating to Thomas Tolworthy (or any successors to Thomas Tolworthy as chief executive officer and/or president of the Companies) in the amount of the then outstanding principal amount of the Note and in form and content reasonably acceptable to Purchaser. The Companies shall deliver to the Purchaser, in form and substance satisfactory to the Purchaser, certified copies of such insurance policies.

5.4         Further Assurances.

At any time or from time to time upon the request of the Purchaser, each Company will, at its expense, promptly and duly execute, acknowledge and deliver such further agreements, documents and instruments and do or cause to be done such other acts and things as (i) the Purchaser may reasonably request in order to effect fully the purposes of the Transaction Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Transaction Documents and (ii) as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral.

5.5         Reservation of Equity Interests.

The Parent shall have reserved, and shall at all times keep reserved, out of its authorized Equity Interests, a number of unissued Equity Interests sufficient to allow the Parent to satisfy the terms of the Warrants at all times as if the Warrants were exercised, free of any preemptive rights, Liens, claims or encumbrances of any kind or nature whatsoever.

5.6         No Impairment.

No Company nor any of its Subsidiaries shall, by amendment of its Articles of Incorporation, bylaws, any agreements among or between any of the holders of any Equity Interests of such Company or any of its Subsidiaries or through any consolidation, merger, reorganization, recapitalization, business combination or other similar arrangement, joint venture, transfer of assets, dissolution, issue or sale of securities or any other action of any kind, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Transaction Documents.

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5.7         Board Seat and Rights to Meet with Directors.

(a)          From the Closing until the Notes and other Obligations are repaid in full, the Parent shall maintain a board of directors which shall schedule meetings not less frequently than twice per year commencing with the Fiscal Year beginning January 1, 2015. Until the earlier of (i) the date on which less than $5,000,000 of principal remains outstanding under the Notes or (ii) the date on which the Parent has a market cap of $400,000,000 or more and EBITDA for the four fiscal quarters then ending of greater than or equal to $20,000,000, the Purchaser shall be entitled to appoint one member to the board of directors of Parent (which appointee may be an employee, officer or director of Purchaser) (the "Penta Director"). At all times thereafter, the Purchaser will be notified of time and place of meetings of the board of managers not less than seven (7) days in advance and may have a representative attend all board meetings. The Companies shall pay the reasonable costs and expenses incurred by such representative in traveling to and attending such meetings.

(b)          While the Purchaser shall be entitled to appoint a Penta Director, the Penta Director shall timely (i) comply with all Securities and Exchange Commission reporting requirements applicable to a director, including, but not limited, to filing Forms 3, 4, and 5, as applicable; (ii) promptly furnish the Companies with any required information concerning the Penta Director for 8-K filings, proxy statements and any other Securities and Exchange Commission filings; (iii) complete standard director and officer questionnaires from time to time as requested by the Companies to the extent such questionnaires are usual and customary and are executed by each other director of the Parent and (iv) deliver a resignation in blank to be held in escrow by the Parent.

(c) In the event that either event in Section 5.7(a)(i) or (a)(ii) occurs, the Parent may give notice of its request for the Penta Director's resignation delivered under Section 5.7(b)(iv), and the Penta Director will be deemed to have resigned effective as of the date of such notice.

5.8         Good Standing; Regular Course of Business.

Each Company agrees to, and shall cause each of its Subsidiaries to, maintain its existence and its good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect on the financial condition, operations or business of such Company or any of its Subsidiaries. Each Company and its Subsidiaries agrees that on and after the Effective Date it will carry on its business diligently and in the ordinary course and substantially in the same manner as heretofore carried on and will use commercially reasonable efforts to preserve its present business organization intact.

5.9         Maintenance of Property Insurance.

The Companies have delivered to the Purchaser a certificate from their insurance broker which sets forth a true and complete listing of all insurance maintained by the Companies and their Subsidiaries as of Closing, with the amounts insured at Closing set forth therein. Such insurance shall be in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity with Purchaser named as an additional loss payee.

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Each Company will, and will cause each of its Subsidiaries to:

(i)          keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted,

(ii)         acquire and maintain at its sole cost and expense throughout the term of this Agreement commercial general liability insurance on all its property underwritten by an insurance company with a Best’s rating of at least A-/XII and licensed to do business in the applicable state in at least such amounts with such deductibles and against at least such risks as are consistent and in accordance with industry practice, including (without limitation) personal injury and bodily injury, product liability, products/completed operations, and business interruption insurance, and

(iii)        maintain a bond or insurance in such amounts as is customary in the case of companies engaged in businesses similar to such Company insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Company or any of its Subsidiaries either directly or through authority to draw upon such funds or to direct generally the disposition of such assets.

Each Company shall cooperate with the Purchaser in obtaining for the Purchaser the benefits of any insurance proceeds lawfully or equitably payable in connection with such Company, its Subsidiaries or any of their assets subject to the provisions of the Permitted Senior Debt; provided, so long as no Event of Default exists and subject to the provisions of the Permitted Senior Debt, such Company shall have the right to use such proceeds to repair or replace the assets damaged by such casualty. Each Company shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of the Purchaser. Each Company shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent the Purchaser has any security interest in any residual Company’s interest in such equipment under the lease), each Company shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

Prior to the Effective Date, certificates of insurance issued by the Companies’ insurance company evidencing the insurance required as set forth above shall have been provided to the Purchaser by the Companies. Each certificate provided at any time in accordance with this section shall set forth, minimally, that the Purchaser is an additional insured party, the amount of insurance, the additional insured endorsement (whether as part of the certificate or as a separate document), the policy number, the date or expiration, an endorsement that the Purchaser shall receive thirty (30) days (or 15 days in the case of non-payment of premium) written notice prior to termination, reduction or modification of the coverage. The certificates shall bear an inked or stamped signature. Certificates shall be furnished to the Purchaser upon renewal of insurance or upon request by the Purchaser. In the event a Company does not at any time provide its certificate of insurance as required herein, the Purchaser shall have the right to procure such coverage and charge the expense incurred to such Company. In the event a Company’s insurance is canceled and replacement insurance is not obtained prior to the effective date of such cancellation, the Purchaser shall have the right to procure such coverage and charge the expenses incurred to such Company. Upon request, each Company shall furnish a copy of the insurance policy to the Purchaser.

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5.10       Compliance with Statutes, etc.

Each Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental and quasi-governmental bodies, domestic or foreign, in respect of the conduct of its business and operations and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to (i) environmental standards and controls and (ii) the Anti-Money Laundering Laws, the OFAC Laws and Regulations). Notwithstanding the foregoing, each Company will, and will cause each of its Subsidiaries to endeavor to substantially comply with applicable laws, regulations, and regulatory oversight from the Food and Drug Administration (“FDA”), The Federal Trade Commission (“FTC”) and the United States Department of Agriculture (“USDA”).

5.11       Violations.

Promptly notify Purchaser in writing of any violation of any law, statute, regulation or ordinance, as to which such Company or any of its Subsidiaries have been notified or otherwise have knowledge of, of any Governmental Authority, or of any agency thereof, applicable to such Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on such Company or any of its Subsidiaries.

5.12       Financial Covenants.

(a)          Minimum Adjusted EBITDA. Commencing with the fiscal quarter ending March 31, 2015 and until such time as all Obligations are paid, satisfied and discharged in full, the Companies shall not, as of the end of any measurement period set forth below, permit the Adjusted EBITDA for such measurement period to be less than the amount set forth in the table below opposite such measurement period; provided that (i) commencing with the first fiscal quarter ending 6 months after the earlier of the consummation of the Target 1 Acquisition or the Target 2 Acquisition, compliance shall no longer be required with respect to the financial covenant in this clause (a) and (ii) if neither the Target 1 Acquisition nor the Target 2 Acquisition have been consummated on or prior to June 30, 2015, the Purchaser shall have the right to require the Companies to continue to comply with the financial covenant in this clause (a) for such future periods and at such covenant levels as the Purchaser may reasonably require.

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Measurement Period	Minimum Adjusted EBITDA
January 1, 2015 to March 31, 2015	$-2,500,000
January 1, 2015 to June 30, 2015	$-1,750,000
July 1, 2015 to September 30, 2015	$2,000,000
July 1, 2015 to December 31, 2015	$4,500,000

(b)          Fixed Charge Coverage Ratio. Commencing with the first fiscal quarter ending 6 months after earlier of the consummation of the Target 1 Acquisition or Target 2 Acquisition and until such time as all Obligations are paid, satisfied and discharged in full, the Companies shall not, as of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to such date to be less than 1.15x. Notwithstanding the foregoing, it is hereby agreed that (i) the applicable measurement period for the fiscal quarter ending September 30, 2015 shall be from July 1, 2015 to September 30, 2015, (ii) the applicable measurement period for the fiscal quarter ending December 31, 2015 shall be from July 1, 2015 to December 31, 2015 and (iii) the applicable measurement period for the fiscal quarter ending March 31, 2016 shall be from July 1, 2015 to March 31, 2016.

(c)          Total Funded Debt to Adjusted EBITDA Ratio. Commencing with the fiscal quarter ending March 31, 2016 and until such time as all Obligations are paid, satisfied and discharged in full, the Companies shall not, as of the end of any fiscal quarter, permit the applicable ratio set forth in the table below to exceed the amount set forth therein:

If as of the end of any fiscal quarter:	Both the Target 1 Acquisition and the Target 2 Acquisition have been consummated	(x) the Target 1 Acquisition and the Target 2 Acquisition have not been consummated or (y) only Target 2 Acquisition has been consummated

Applicable ratio:	(A) Total Funded Debt (calculated without giving effect to any Indebtedness that is subordinate to the Obligations) to (B) Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to exceed 4.0x	(A) Total Funded Debt (calculated without giving effect to the Little Harbor Debt) to (B) Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to exceed 4.0x

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For the purposes of this clause (c), Adjusted EBITDA (1) for the measurement period ending on March 31, 2016, shall equal the Adjusted EBITDA for the fiscal quarter ending March 31, 2016 multiplied by 4, (2) for the measurement period ending on June 30, 2016, shall equal the sum of Adjusted EBITDA for the fiscal quarters ending March 31, 2016 and June 30, 2016, multiplied by 2 and (3) for the measurement period ending on September 30, 2016, shall equal the sum of the Adjusted EBITDA for the fiscal quarters ending March 31, 2016, June 30, 2016 and September 30, 2016, multiplied by 4 and divided by 3.

5.13       Performance of Transaction Documents.

Each Company shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all reasonable costs, fees and expenses required to be paid by it under this Agreement, the Note and all other Transaction Documents, subject to any applicable cure periods provided therein.

5.14       Maintenance of Books and Records; Inspection Rights.

Each Company and its Subsidiaries shall maintain, or cause to be maintained, at the expense of such Company, in accordance with GAAP, a comprehensive system of internal controls over financial reporting, office records, books and accounts (which books, records and accounts shall be and remain the property of the Company and its Subsidiaries) in which shall be entered fully and accurately each and every financial transaction with respect to such Company and its Subsidiaries and their operations and business. Each Company shall maintain the books, records and accounts in a safe manner and separate from any records not related to such Company, its operations and business. Upon three (3) days written notice, the Purchaser shall have the right to inspect and copy during normal business hours any and all of each Company’s books and records. The right to examination provided by this Section 5.14 shall include the right to make copies of the books of accounts and other books, documents and records of each Company for any purpose, including, without limitation, conducting an evaluation of each Company’s internal controls over financial reporting.

5.15       Audit.

The Purchaser shall have the right upon reasonable advance written notice during normal business hours to audit the financial information provided by each Company pursuant to the terms of this Agreement in accordance with the then customary audit policies and procedures of the Purchaser. Unless an Event of Default then exists, the Purchaser shall not perform more than one (1) such audit per calendar year. The Purchaser shall pay for the costs of its auditors, provided that if (a) such audit shall have been commenced when an Event of Default exists or (b) such audit reveals a material discrepancy from the information previously provided to the Purchaser, the Companies shall pay the cost and expenses of such audit not to exceed $50,000.00 in the aggregate.

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5.16      Keyman Litigation Proceeds.

In the event that any Company recovers any proceeds from any claims or actions initiated by such Company against Thomas Tolworthy asserting breach of the duty of loyalty, breach of the duty of care, or embezzlement, such Company shall pay over the net proceeds to the Purchaser for application against the Obligations. For purposes of this Section 5.16, “net proceeds” shall include any payments received in settlement of such claims or actions, but shall be net of any costs incurred in asserting and/or prosecuting the claims or actions, including attorney fees. The obligations of this Section 5.16, shall in no way obligate any Company to assert or commence any action against Thomas Tolworthy and shall not apply to any derivative actions.

5.17      Post-Closing Obligations.

Each Company agrees to deliver or to cause to be delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, the items described on Schedule 5.17 on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Purchaser, in its sole discretion.

Section 6.            Negative Covenants

Subject to Section 6.15 below, each Company and its Subsidiaries shall not, until satisfaction in full of the Obligations and termination of this Agreement or unless a prior written consent of the Purchaser is obtained (which consent may be withheld by the Purchaser in its sole and absolute discretion):

6.1         Restrictions on Fundamental Changes; Mergers; Consolidations; Asset Sales and Acquisitions; New Subsidiaries.

(a)          Other than Permitted Acquisitions, (i) enter into any merger, consolidation, recapitalization, joint venture, business combination or other reorganization or similar transaction with or into any other Person, (ii) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (iii) file or solicit the filing of an involuntary bankruptcy petition against any Company, any of its Subsidiaries or the Guarantor, (iv) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), (v) acquire all or a material portion of the assets or Equity Interests of any Person, or (vi) permit any other Person to consolidate or combine with or merge with it.

(b)          Other than Permitted Dispositions, sell, convey, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired.

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(c)          Create or acquire any Subsidiaries other than pursuant to the Target 1 Acquisition and the Target 2 Acquisition or any other Permitted Acquisition.

6.2         Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

6.3         Investments.

Without the Purchaser’s prior written consent, purchase or acquire any obligations or Equity Interests of, or any other interest in, any Person, other than those Equity Interests and investments listed on Schedule 6.3 or other than pursuant to any Permitted Acquisition.

6.4         Loans.

Make advances, loans or extensions of credit to any Person, except for (i) advances to employees of the Company for travel or other reasonable expenses in the Ordinary Course of Business in an aggregate principal amount at any time outstanding not to exceed $50,000, (ii) investments in customers acquired in connection with accounts in the ordinary course of business (iii) prepaid expenses in the ordinary course of business, (iv) advances made in connection with purchases of goods or services in the ordinary course of business, (v) advances, loans or extensions of credit from one Company to another; or (vi) loans or extensions of credit to customers, vendors or other strategic business partners in an aggregate principal amount at any time outstanding not to exceed $100,000.

6.5         Capital Expenditures.

Contract for, purchase or make any Capital Expenditures or commitment for Capital Expenditures in the aggregate in any fiscal year in excess of $2,500,000.

6.6         Dividends/Junior Payments.

Each Company may declare, pay or make any dividend or distribution on or with respect to any of the Equity Interests of such Company, including Tax Distributions, or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests (each of the foregoing, a "Junior Payment") at any time that no more than $5,000,000 of principal remains outstanding under the Notes so long as, (i) immediately after making any such dividend, distribution or application, the Companies shall be in pro forma compliance with all of the financial covenants set forth in Section 5.12 and (ii) no Event of Default shall exist. Notwithstanding the foregoing, each Company may pay Tax Distributions without prior approval from Purchaser provided that (a) such Company has retained sufficient cash to fund adequate operating reserves; and (b) such Company has given Purchaser not less than ten (10) days prior notice of intended distributions; and (c) no Event of Default exists and such payment shall not cause such Company to be in default of its financial covenants and such Company has provided a compliance certificate to so demonstrate. Any distribution not referenced herein would be subject to Purchaser’s prior written consent.

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6.7         Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) the Indebtedness to Purchaser, (b) Permitted Senior Debt, (c) the Essex Debt, (d) the Little Harbor Debt, (e) Indebtedness, incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, (f) the Utah Lease, and (g) Refinancing Indebtedness with respect to any of the foregoing; provided that any Refinancing Indebtedness that (i) is a renewal or extension of Permitted Senior Debt is renewed or extended in accordance with Section 15 of the Subordination Agreement or (ii) is a refinancing of Permitted Senior Debt is on terms reasonably satisfactory to the Purchaser.

6.8         Nature of Business; Name Change.

(i) Materially change the nature of the business in which it is presently engaged, (ii) except as specifically permitted in this Agreement, purchase or invest, directly or indirectly, in any material assets or property not useful in, necessary for or to be used in its business as presently conducted or reasonably related to the conduct of such business activities, or (iii) change the name or jurisdiction of incorporation or organization of any Company or any of its Subsidiaries.

6.9         Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or make any type of loan or credit extension to, or enter into any agreement or arrangement (oral or written) of any type or otherwise deal with, any Affiliate, except (i) transactions disclosed in writing to the Purchaser or (ii) transactions on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate or (iii) so long as it has been approved by such Company’s Board of Directors, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of such Company.

6.10       Fiscal Year.

Change its Fiscal Year.

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6.11      Entering Into or Modification of Certain Agreements.

The Companies and their Subsidiaries shall not amend, restate, supplement or otherwise modify (or permit or consent to any amendment, restatement, supplement or modification of) the terms of (i) its articles or certificate of incorporation, bylaws, any agreement between or among any of the holders of any Company’s or any of its Subsidiaries’ Equity Interests, any other organizational document, in each case which would be materially adverse to the Purchaser and (ii) any of the Transaction Documents, the documents and/or instruments evidencing the Permitted Senior Debt (unless permitted under the Subordination Agreement), the documents and/or instruments evidencing the Little Harbor Debt (unless permitted under the Little Harbor Subordination Agreement) or any of the leases for the Premises, in each case which would result in a Material Adverse Effect.

6.12      Inconsistent Agreements.

Each Company and its Subsidiaries shall not enter into an agreement or arrangement which is or will be inconsistent with the obligations of such Company and its Subsidiaries under this Agreement, the Securities or any other Transaction Document, to the extent that it adversely affects, in any material manner, the rights of the Purchaser.

6.13       Reserved.

6.14       Stay, Extension and Usury Laws.

Each Company covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit of or advantage of, and will use commercially reasonable efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which would affect the covenants or the performance of its obligations or agreements under this Agreement or the Notes, and each Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchaser, but will suffer and permit the execution of every such power as though no such law has been enacted.

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6.15      Purchaser’s Consent.

In the event any Company desires to engage in any act, event or transaction requiring the consent of the Purchaser, such Company shall notify the Purchaser in writing of all information available to such Company or its Affiliates relating to such act, event or transaction, in sufficient detail to permit the Purchaser to evaluate whether to provide its consent. The Purchaser shall have twenty (20) Business Days from receipt of the written notice from such Company to determine whether to consent to such act, event or transaction. If the Purchaser fails to notify such Company in writing during the twenty (20) Business Day period that it is withholding its consent, then consent shall be deemed given by the Purchaser, and such Company shall be free to engage in such act, event or transaction without requiring any further action from the Purchaser. If the Purchaser provides written notice to such Company that it is withholding its consent to such act, event or transaction, then the representatives of the Purchaser and such Company shall meet and confer to seek to reach an amicable resolution to the matter. If, after twenty (20) Business Days following the receipt of the written notice from the Purchaser that it has not consented to such act, event or transaction, such Company and the Purchaser are unable to reach an amicable resolution, then such Company shall have the right to proceed with such act, event or transaction but only so long as, prior to consummating such act, event or transaction, all Obligations are paid, satisfied and discharged in full.

6.16       Disposition of Assets.

Other than Permitted Dispositions, allow the sale, conveyance, lease, sublease, transfer or other disposition of, in one transaction or a series of transactions, all or substantially all of any Company’s or any of its Subsidiaries’ business, property or assets, whether now owned or hereafter acquired or merger or consolidation of such Company or any of its Subsidiaries not consented to by Purchaser.

Section 7.            Conditions Precedent

7.1         Transaction Documents.

The Purchaser shall have received from the Companies executed originals of this Agreement, the Initial Note (duly executed in accordance with Section 2.1 and drawn to the order of the Purchaser), the Initial Warrant and the other Transaction Documents and documents and instruments to be delivered in connection therewith.

7.2         Filings, Registrations and Recordings.

Each document (including any UCC financing statement) required by this Agreement, or any other Transaction Document or under applicable law or reasonably requested by the Purchaser to be filed, registered or recorded in order to create, in favor of the Purchaser, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Purchaser shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

7.3         Corporate Proceedings of Companies.

The Purchaser shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Purchaser, of the managers or board of directors, as applicable, of each Company authorizing (i) the execution, delivery and performance of this Agreement, the Notes, any related agreements, and each of the other Transaction Documents and (ii) the granting by each Company of the security interest in and Liens upon the Collateral, in each case certified by the officer of each Company as of the Effective Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

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7.4         Incumbency Certificates of Companies.

The Purchaser shall have received a certificate of the officer of each Company, dated the Effective Date, as to the incumbency and signature of the officers of such Company executing this Agreement, other Transaction Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such officer.

7.5         Organization Documents.

The Purchaser shall have received a copy of all organization documents of each Company, and all amendments thereto, certified by the applicable Secretary of State of the jurisdiction of organization and the officer of such Company and the written certification of the officer of such Company that no amendment or modification to the organization documents of such Company has become effective since the date on which the organization documents of such Company were last delivered to the Purchaser, and copies of all agreements of the holders of Equity Interests in such Company certified as accurate and complete by the officer of such Company.

7.6         Good Standing Certificates.

The Purchaser shall have received good standing certificates for each Company dated not more than thirty (30) days prior to the Effective Date, issued by the applicable Secretary of State of the jurisdiction of organization and each jurisdiction where the conduct of such Company’s business activities or the ownership of its properties necessitates qualification.

7.7         Legal Opinion.

The Purchaser shall have received favorable written legal opinions of each Company’s counsel in form and substance satisfactory to the Purchaser, and each Company hereby authorizes and directs such counsel to deliver such opinions to the Purchaser.

7.8         No Litigation.

No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Company, any of the Companies’ Subsidiaries or against any officers or directors of any Company (A) in connection with any of the Transaction Documents or any of the transactions contemplated thereby and which, in the Purchaser’s sole and absolute discretion, is deemed material or (B) which could, in the Purchaser’s sole and absolute discretion, have a Material Adverse Effect; and no injunction, writ, restraining order or other order of any nature materially adverse to any Company or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority.

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7.9         Fees.

The Purchaser shall have received all fees and expenses payable to it on or prior to the Effective Date pursuant to Section 2 hereof.

7.10       Financial Statements.

The Purchaser shall have received the following financial statements and information (the “Financial Statements”): (i) Twinlab Holdings’ and its Subsidiaries’ consolidated income statement for the Fiscal Year ending December 31, 2013, which income statement will be satisfactory to the Purchaser, and (ii) a copy of the unaudited consolidated balance sheet of TCC and its Subsidiaries as of August 31, 2014 and the related consolidated statements of income and retained earnings and the related statements of cash flows of the Companies and its Subsidiaries for the period from January 1, 2014 through August 31, 2014. Since August 31, 2014, no Material Adverse Effect shall have occurred with respect to the Companies in the sole and absolute discretion of the Purchaser.

7.11      Insurance.

The Purchaser shall have received in form and substance satisfactory to the Purchaser, (i) certified copies of the Companies’ casualty insurance policies, together with loss payable endorsements naming the Purchaser as loss payee, and (ii) subject to Section 5.17, certified copies of the Companies’ liability insurance policies, together with endorsements naming the Purchaser as a co insured.

7.12       Payment Instructions.

The Purchaser shall have received written instructions from the Companies directing the application of proceeds of the issuance of the Initial Note on the Effective Date.

7.13       Consents.

The Purchaser shall have received any and all consents necessary to permit the effectuation of the transactions contemplated by any of the Transaction Documents. The Purchaser shall have received such third party consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Purchaser and its counsel shall deem necessary.

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7.14      Existing Indebtedness.

The Purchaser shall have received, in form and substance reasonably satisfactory to it, a schedule detailing the outstanding Permitted Senior Debt, the Essex Debt and the Little Harbor Debt of the Company, with copies of any documentation evidencing such Permitted Senior Debt, Essex Debt and Little Harbor Debt.

7.15      Solvency Certificate.

The Purchaser shall have received an officer’s Certificate of each Company, dated as of the Effective Date, certifying that each Company is Solvent after giving effect to the consummation of the transactions contemplated hereby, such certificate to be in form and substance to the reasonable satisfaction of the Purchaser.

7.16       Officer’s Certificate.

The Company shall have delivered to the Purchaser a Certificate of each Company, substantially in the form of Exhibit 7.16, to the effect that (i) the representations and warranties in Section 4 of this Agreement are true, correct and complete on and as of the Effective Date, (ii) none of the Transaction Documents contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading, (iii) each Company shall have performed all agreements and satisfied all conditions which this Agreement and the other Transaction Documents provide shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by the Company and the Purchaser, and (iv) no Default or Event of Default shall have occurred and be continuing.

7.17      No Prohibition.

On the Effective Date, the Purchaser’s purchase of the Securities shall not be prohibited by any applicable law or governmental regulation and shall not subject it to any penalty or, in the Purchaser’s reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation. The offering, issuance, and sale of the Securities shall have complied with all applicable requirements of federal and state securities laws, and the Purchaser shall have received evidence of such compliance in form and substance satisfactory to the Purchaser.

Section 8.            Redemption

8.1         The Companies’ Right to Redeem.

(a)          The Companies may prepay the outstanding amounts of the Notes in whole or in part at any time subject to the Prepayment Penalty.

(b)          The Companies may redeem the Warrants in full but not in part at its election pursuant to the redemption provision in the Warrants.

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Section 9.            General Indemnity

9.1         Indemnity Obligations.

(a)          Except as provided in subsection (b) of this Section 9.1, each Company shall, without limitation as to time, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Purchaser and each partner, member, manager, director, officer, shareholder, beneficial owner, any partner, member, manager, director, officer, shareholder, trustee, beneficial owner, partner, member of any shareholder, beneficial owner, partner or member of the Purchaser, and all employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any of the foregoing (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and other costs of defense) (collectively, “Losses”) incurred by it or them and arising out of or in connection with this Agreement, the Securities, or any other Transaction Document, or the transactions contemplated hereby or thereby, or caused by, incurred or resulting from any Company’s or any of its Subsidiaries’ operations of or relating in any manner to the business of any Company or any of its Subsidiaries, the Collateral or the Premises, or from any breach of, default under, or failure to perform, any representation, warranty, covenant, agreement or any other term or provision of this Agreement by any Company or any of its Subsidiaries, the holders of any Company’s or any of its Subsidiaries’ Equity Interests, the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or other persons. Without limiting the generality of the foregoing, this indemnity shall extend to any Losses arising from (a) any accident, injury to or death of any person or loss of or damage to property occurring in connection with any Company or any of its Subsidiaries, their business or operations, the Collateral or the Premises or any portion thereof, (b) any use, non-use or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, the Collateral or the Premises or any portion thereof or the sidewalks, curbs, parking areas, streets or ways adjoining the Premises, (c) any representation or warranty made herein by any Company or any of its Subsidiaries in any certificate delivered in connection herewith or in any other agreement to which any Company is a party or pursuant thereto being false or misleading in any material respect as of the date such representation or warranty was made, (d) performance of any labor or services or the furnishing of any materials or other property in respect to any Company or any of its Subsidiaries, their business or operations, the Collateral or the Premises or any portion thereof, (e) any taxes, assessments or other charges which any Company or any of its Subsidiaries is required to pay under Section 5.2, (f) any lien, encumbrance or claim arising on or against the Collateral or the Premises or any portion thereof under any applicable regulation or otherwise which any Company or any of its Subsidiaries is obligated hereunder to remove and discharge, or the failure to comply with any applicable regulation, (g) the claims of any licensees, tenants or other occupants of all or any portion of the Collateral or the Premises or any Person acting through or under any Company or any of its Subsidiaries or otherwise acting under or as a consequence of this Agreement or any sublease, (h) any act or omission of any Company or any of its Subsidiaries or their respective agents, contractors, licensees, subtenants or invitees, (i) any disclosures of information, financial or otherwise, obtained from any credit reporting agency with respect to any Company, any Guarantor, any Affiliate of the Company, or any operator or lessee of the Premises; (j) any Environmental Laws or similar laws by reason of any Company’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances, (k) any taxes (excluding taxes imposed upon or measured solely by the net income of the Purchaser, but including any intangibles taxes, stamp tax, recording tax or franchise tax) which shall be payable by the Purchaser or any Company on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of the Securities or any of the other Transaction Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect.

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(b)          Notwithstanding anything to the contrary in Section 9.1(a) above, no Company shall be obligated to protect, defend, indemnify, release or hold harmless any Indemnified Party from any Losses arising from an Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

9.2         Settlement; Survival.

Each Company agrees that it will not, without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld) settle or compromise any pending or threatened claim, action or suit in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release of the Indemnified Parties from all liability and obligation arising therefrom. It is expressly understood and agreed that each Company’s obligations under this Section shall survive the expiration or earlier termination of this Agreement for any reason.

Section 10.          Actions by Purchaser; Lost Security

10.1       Actions by Purchaser.

The Company agrees that the Purchaser may, at its option, and without any obligation to do so, upon a prior written notice to the Companies, pay, perform, and discharge any and all amounts, costs, expenses and liabilities that are the responsibility of any Company under the Transaction Documents if such Company fails to timely pay, perform or discharge the same, and all amounts expended by the Purchaser in so doing or in respect of or in connection with the Collateral shall become part of the obligations secured by the Transaction Documents and shall be immediately due and payable by the Companies to the Purchaser upon demand therefor and shall bear interest at the Default Rate (as defined in the Notes). Each Company agrees that the Transaction Documents shall remain in full effect, without waiver or surrender of any of the Purchaser’s rights thereunder, notwithstanding the occurrence of any one or more of the following: (i) extension of the time of payment of the whole or any part of the Notes; (ii) any change in the terms and conditions of the Notes; (iii) substitution of any other evidence of indebtedness for the Notes; (iv) acceptance by the Purchaser of any collateral or security of any kind for the payment of the Notes; (v) surrender, release, exchange or alteration of any Collateral, collateral or other security, either in whole or in part; or (vi) release, settlement, discharge, compromise, change or amendment, in whole or in part, of any claim of the Purchaser against any Company or of any claim against any Guarantor or other party secondarily or additionally liable for the payment of the Notes, other than payment in full of the Obligations.

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10.2      Lost Security.

Each Company shall, if a Security is mutilated, destroyed, lost or stolen (a “Lost Security”), promptly deliver to the Purchaser, upon receipt from the Purchaser of an affidavit stipulating that the Lost Security has been mutilated, destroyed, lost or stolen and customary and reasonable indemnification with respect thereto, in substitution therefor, a new Security containing the same terms and conditions as the Lost Security with a notation thereon of the unpaid principal and accrued and unpaid interest.

Section 11.          Events of Default and Remedies

11.1       Events of Default.

Each of the following conditions, occurrences or events described in this Section 11.1 shall constitute an “Event of Default”:

(a)          Failure to Make Payments When Due.

(i)          Any Company shall fail to pay any principal or premium, if any, of the Notes within five (5) Business Days of when due under this Agreement or any other Transaction Documents, whether at stated maturity, by acceleration, by notice of optional redemption or prepayment, by mandatory redemption or prepayment or otherwise; or

(ii)         Any Company shall fail to pay any interest on the Notes or any other amount (other than an amount referred to in the preceding clause (a)) within five (5) Business Days of when due under this Agreement or any other Transaction Document.

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(b)          Default in Other Agreements.

(i)          (A) There shall have occurred one or more defaults by any Company or any of its Subsidiaries in the payment of the principal of (or premium, if any, on) any Indebtedness (excluding Indebtedness evidenced by the Notes) aggregating $200,000 or more when the same becomes due and payable at its final maturity and beyond the end of any grace period provided therefor or (B) Indebtedness (excluding the Note) of any Company or any of its Subsidiaries aggregating $200,000 or more shall have been accelerated or otherwise declared due and payable prior to its maturity, or shall have been required to be prepaid or repurchased (other than by regularly scheduled required prepayments or repayments in respect of asset sales, excess cash flow, or new financings), including any demand for cash collateralization or payment under guaranties, if any, in an amount aggregating $200,000 or more of any letter or letters of credit prior to their maturity.

(ii)         (A) Any Person entitled to take the actions described in this Section 11.1(b)(ii), after the occurrence of an event of default under any agreement or instrument evidencing any Indebtedness (other than Permitted Senior Debt) or Contingent Obligations of any Company or any of its Subsidiaries in excess of $200,000 in the aggregate, shall commence proceedings, or take any action (including by way of set-off) to retain in satisfaction of any Indebtedness, or to collect on, seize or dispose of, any assets of any Company or any of its Subsidiaries that have been pledged to or for the benefit of such Person to secure such Indebtedness (including funds on deposit or held pursuant to lock-box and other similar arrangements), pursuant to the terms of an agreement or instrument evidencing any such Indebtedness or in accordance with applicable law or (B) the holders of the Permitted Senior Debt shall have accelerated such Indebtedness or shall have commenced enforcement actions with respect thereto.

(c)          Breach of Covenants. Any Company or any of its Subsidiaries shall fail to perform or comply with any term, provision, condition, covenant or agreement contained in Section 5 or Section 6 hereof and such failure shall continue uncured until the expiration of the Cure Period (as defined in Section 11.1(e)(i) below) provided no Cure Period is applicable for failure to perform or comply with Section 5.17 or the Financial Covenants set forth in paragraph 5.12.

(d)          Breach of Representation or Warranty. Any representation, warranty or certification (i) made by any Company or any of its Subsidiaries in any Transaction Document, or (ii) made by any Company or any of its Subsidiaries in any statement or certificate at any time given by any Company in writing pursuant hereto or in any Transaction Document or in connection herewith or therewith, shall be false in any material respect on the date as of which it was made.

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(e)          Other Defaults Under Transaction Documents.

(i)          Any Company or any of its Subsidiaries shall fail to perform or comply with any term or provision (other than those referred to in Sections 11.1(a), 11.1(c) and 11.1(d)) contained in this Agreement or any of the other Transaction Document and such failure shall continue uncured (1) until the expiration of the applicable notice and cure period (if any) set forth in this Agreement or the applicable Transaction Document or (2) if there is no applicable notice and cure period set forth in this Agreement or the applicable Transaction Document, for a period of thirty (30) days after the earlier to occur of (x) the receipt of notice from the Purchaser to cure such default or (y) the date on which such default first becomes known to the Company (either such period described in clause (1) or (2), the “Cure Period”); provided that in no event shall a Cure Period apply in the case of any failure to observe any term, provision, condition, covenant or agreement which is not capable of being completely cured within the relevant time period designated for such Cure Period.

(ii)         Any Company or any of its Subsidiaries shall fail to perform or comply with any term or provision the Articles of Incorporation, the bylaws of such Company or such Subsidiary, any agreement between or among any of the holders of such Company’s or such Subsidiary’s Equity Interests, any other organizational document of such Company or such Subsidiary or any of the leases for the Premises and any such failure or compliance results in a Material Adverse Effect.

(f)          Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)          A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)         an involuntary case shall be commenced against any Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Company or any of its Subsidiaries, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or custodian of any Company or any of its Subsidiaries for all or a substantial part of their property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged.

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(g)          Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)          Any Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)         Any Company or any of its Subsidiaries shall be unable, or shall fail generally, to pay its debts as such debts become due; or the Board of Directors of any Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) of this Section 11(g) or this clause (ii).

(h)          Guaranty. The Guaranty or any provision thereof shall cease to be in full force or effect, or any Guarantor shall deny or disaffirm its obligations under the Guaranty or shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty.

(i)          Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000.00 or (ii) in the aggregate at any time an amount in excess of $500,000.00 (in either case not adequately and fully covered by insurance as to which a Solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(j)          Dissolution. Any order, judgment or decree shall be entered against any Company or any of its Subsidiaries decreeing the dissolution or split up of such Company or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

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(k)          Employee Benefit Plans.

(i)          There shall occur one or more ERISA Events which individually or in the aggregate results in, or would reasonably be expected to result in, liability of any Company or any of its Subsidiaries in excess of $50,000 during the term of this Agreement; or

(ii)         there shall exist, as of any valuation date for a Pension Benefit Plan maintained or contributed to by any Company or any of its Subsidiaries, an excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan for purposes of Section 412 of the IRC or Section 302 of ERISA) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the fair market value of the assets of such Pension Plan, individually or in the aggregate for all Pension Benefit Plans maintained or contributed to by any Company or any of its Subsidiaries (excluding for purposes of such computation any Pension Benefit Plans with respect to which assets exceed benefit liabilities), which exceeds $50,000.00.

(l)          Change in Control. A Change in Control shall have occurred.

(m)          Material Adverse Effect. There shall occur any condition or event that has a Material Adverse Effect.

11.2      Remedies.

(a)          Upon the occurrence and during the continuance of an Event of Default, subject to the limitations set forth in Section 11.1, subject to the terms of the Subordination Agreement, the Purchaser shall have all rights and remedies of a secured party in, to and against the Collateral granted by the UCC and otherwise available at law or in equity, including, without limitation: (i) the right to declare any or all payments due under the Notes, the other Transaction Documents, and all other documents evidencing the Obligations immediately due and payable without any presentment, demand, protest or notice of any kind, except as otherwise expressly provided herein, and each Company hereby waives notice of intent to accelerate the Obligations and notice of acceleration; (ii) the right to recover all fees and expenses (including reasonable attorney fees) in connection with the collection or enforcement of the Obligations, which fees and expenses shall constitute additional Obligations of the Companies hereunder; (iii) the right to act as, and each Company hereby constitutes and appoints the Purchaser as, such Company’s true, lawful and irrevocable attorney-in-fact (which appointment shall be deemed coupled with an interest) to demand, receive and enforce payments and to give receipts, releases, satisfaction for and to sue for moneys payable to such Company or any of its Subsidiaries under or with respect to any of the Collateral, and actions taken pursuant to this appointment may be taken either in the name of such Company or in the name of the Purchaser with the same force and effect as if this appointment had not been made; (iv) the right to take immediate and exclusive possession of the Collateral, or any part thereof, and for that purpose, with or without judicial process and notice to any Company, enter (if this can be done without breach of the peace) upon any premises on which the Collateral or any part thereof may be situated and remove the same there from (provided that if the Collateral is affixed to real estate, such removal shall be subject to the conditions stated in the UCC); (v) the right to hold, maintain, preserve and prepare the Collateral for sale, until disposed of; (vi) the right to require each Company to assemble and package the Collateral and make it available to the Purchaser for its possession at a place to be designated by the Purchaser which is reasonably convenient to the Purchaser; and (vii) the right to sell, lease, hold or otherwise dispose of all or any part of the Collateral.

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The Purchaser shall be entitled to receive on demand, as additional Obligations hereunder, interest accruing at the Default Rate on all amounts not paid when due under the Notes or this Agreement until the date of actual payment. The Purchaser shall have no duty to mitigate any loss to any Company occasioned by enforcement of any remedy hereunder and shall have no duty of any kind to any subordinated creditor of any Company. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect the Purchaser’s right to realize upon or enforce any other security now or hereafter held by the Purchaser, it being agreed that the Purchaser shall be entitled to enforce this Agreement and any other security now or hereafter held by Purchaser in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to the Purchaser is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Transaction Documents to the Purchaser, or to which the Purchaser may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Purchaser.

(b)          Should the Purchaser exercise the rights and remedies specified in the preceding subsection (a), any proceeds received thereby shall be first applied to pay the reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the Purchaser as a result of the Event of Default. The remainder of any proceeds, after payment of the Purchaser’s costs and expenses, shall be applied to the satisfaction of the Obligations and any excess paid over to the Companies.

11.3      Retention of Collateral.

Until an Event of Default shall occur, the Companies may retain possession of the Collateral and may use it in any lawful manner not inconsistent with this Agreement, with the provisions of any policies of insurance thereon or the other Transaction Documents.

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Section 12.         Miscellaneous

12.1      Amendments and Waivers.

No amendment, restatement, modification, termination or waiver of any provision of this Agreement or the Notes, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Purchaser. Executed or true and complete copies of any amendment, restatement, modification, termination or waiver effected pursuant to the provisions of this Section 12.1 shall be delivered by the Companies to the Purchaser of the Notes forthwith following the date on which the same shall have been executed.

12.2      Transfers.

The Purchaser shall be permitted to transfer the Notes or any portion thereof (and the rights relating thereto under this Agreement and the other Transaction Documents) to any Person; provided that: (i) such transfer is made in connection with any of the following: any change of control of the Purchaser or its general partner; any liquidation, winding-up or dissolution of the Purchaser or any of its partners or principals (or suffer any liquidation or dissolution); Purchaser’s merger, consolidation, recapitalization, joint venture, business combination or other reorganization or similar transaction with or into any other Person; Purchaser’s filing of any bankruptcy or insolvency petition or otherwise instituting insolvency proceedings, filing or soliciting the filing of an involuntary bankruptcy petition against the Purchaser or any of its partners or principals; any sale, transfer or any other disposition of, in one transaction or a series of transactions, all or any part of Purchaser’s business or assets, whether now owned or hereafter acquired; any acquisition of any portion of the business, property or assets of, or any Equity Interests of, any Person; (ii) such transfer is made pursuant to a registration statement under the Securities Act (it being acknowledged that, the Companies shall not be obligated to assist in any manner in any such registration) or pursuant to an exemption from the registration requirements of the Securities Act; (iii) the applicable transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and (iv) such transferee (A) represents to the Companies in writing that it is acquiring the Notes solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

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Within three (3) Business Days after its receipt of notice that a transfer is being made pursuant to this Section 12.2, but not prior to the effective date of such transfer, the Companies shall deliver to the applicable transferee a new Note evidencing the aggregate principal amount transferred and, if the Purchaser making such transfer is retaining an interest in the Note, a replacement Note in the aggregate principal amount being retained by the Purchaser (such Note to be in exchange for, but not in payment of the Note then held by the Purchaser). Each such Note shall be dated the date of the predecessor Note. The Purchaser making such transfer shall mark the predecessor Note “exchanged” and deliver it to the Companies.

12.3      Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be made by electronic mail, personal service, facsimile or reputable courier service:

(a)          If to any Purchaser or subsequent Holder, to PENTA MEZZANINE SBIC FUND I, L.P., 20 N. Orange Avenue, Suite 1550, Orlando, Florida 32801, Attention: Seth Ellis, Principal, Facsimile:  (407) 641-9286, e-mail:  sellis@pentamezz.com, or such other address as shall be designated in a written notice delivered to the Companies, with copies to Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, Attention: Angela L. Batterson, Facsimile:  (212) 940-8776, e-mail: angela.batterson@katten.com.

(b)          If to the Companies, to Twinlab Consolidation Corporation, 600 East Quality Drive, American Fork, UT 84003, Attention: Mark Jaggi, Chief Financial Officer, Facsimile: (801) 772-2903, e-mail: mjaggi@twinlab.com, and to Twinlab Consolidation Corporation, 632 Broadway, Suite 201, New York, NY 10012, Attention: Richard Neuwirth, Chief Legal Officer, Facsimile: (212) 260-1853, e-mail: Rneuwirth@twinlab.com or such other address as shall be designated in a written notice delivered to the other parties hereto, with copies to Varnum LLP, Bridgewater Place, P.O. Box 352, Grand Rapids, MI 49501, Attention: Mary Kay Shaver, Facsimile: (616) 336-7000, e-mail: mkshaver@varnumlaw.com

Unless otherwise specifically provided herein, any notice or other communication shall be deemed to have been given when delivered in person or by courier service, upon receipt of electronic mail or upon receipt of facsimile.

12.4      Independent of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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12.5      Survival of Representations, Warranties and Agreements.

(a)          All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the issuance and sale of the Securities hereunder.

(b)          Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 2.1(c), 2.5, and Section 9, shall survive the payment of the Notes, the exercise of the Warrants, and the termination of this Agreement.

12.6      Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Purchaser in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Transaction Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.7       Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.8       Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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12.9      Governing Law; Submission to Jurisdiction; Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES AND PRINCIPLES. THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT PERMITTED BY LAW AND TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT. EACH COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.

12.10    Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Purchaser.

12.11     Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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12.12    Facsimile; Counterparts; Effectiveness.

A facsimile, telecopy or other reproduction of this Agreement may be executed by the parties (in counterparts or otherwise) and shall be considered valid, binding and effective for all purposes. At the request of any party, the parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction. This Agreement and any amendments, restatements, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

12.13    Entire Agreement.

This Agreement, together with the Securities, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, together with the Securities, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.14    Waivers of Provisions.

All amendments of this Agreement and all waivers and suspensions by Purchaser of any provision of this Agreement or of the Transaction Documents and all waivers and suspensions by Purchaser of any default or Event of Default hereunder shall be effective only if (i) in writing and signed by a duly authorized representative of Purchaser. The Purchaser may charge out-of-pocket expenses incurred by Purchaser in administration of this Agreement or in evaluation of the proposed waiver, amendment or suspension, as well as additional facility fees and administrative fees that may be required by Purchaser in connection with the Companies’ request. The fees may include additional compensation to Purchaser for the extension of the credit facilities represented by this Agreement. Any such amendment, waiver, or suspension may be granted only in the sole discretion of Purchaser.

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12.15    Termination and Release.

The Obligations of each Company hereunder (other than those that survive by their terms) shall terminate when all the Obligations (other than any Obligations with respect to the Warrants) have been fully and indefeasibly paid and performed. Notwithstanding the foregoing, until exercise of the Warrants in accordance with its terms the obligations of each Company under Section 5.1(g) and (h) shall remain in effect. Upon a Permitted Disposition, Purchaser agrees to release its any Lien any property which is subject to such Permitted Disposition so long as to the extent requested by Purchaser, Purchaser receives releases from the Companies each in form and substance acceptable to the Purchaser.

12.16    Guaranty; Joint and Several.

To induce the Purchaser to purchase the Notes and to make credit available to or for the benefit of the Companies, each Company hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Transaction Document, of all the Obligations of each other Company whether existing on the date hereof or hereinafter incurred or created. This Guaranty by each Company hereunder constitutes a guaranty of payment and not of collection. The Companies and Guarantors agree that the Obligations of the Companies and Guarantors hereunder and under the other Transaction Documents are joint and several.

12.17    Purchaser as Subordinated Lender; Replacement of Senior Lender.

(a)          Purchaser acknowledges that it is a mezzanine lender subject to the first-priority lien of the Senior Lender and agrees, notwithstanding anything to contrary in this Agreement or any other Transaction Document, that the terms of, and obligations of the Companies under, the Transaction Documents are subject to the terms of the Subordination Agreement.

(b)          The Purchaser acknowledges that the Companies are seeking to replace the existing Senior Lender, Fifth Third Bank, with a new Senior Lender. In connection with this, the Purchaser agrees to negotiate, in good faith, the terms of a new subordination agreement and such other amendments, agreements, documents and instruments as the new Senior Lender may reasonably request in order to replace Fifth Third Bank.

[Signature pages follow.]

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PURCHASER:

PENTA MEZZANINE SBIC FUND I, L.P., a Delaware limited partnership

By:	Penta Mezzanine SBIC Fund I GP, LLC, its General Partner

	By:	/s/ Richard E. Mount
Name: Richard E. Mount
Title: Authorized Member

COMPANIES:

TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President

TWINLAB CONSOLIDATION CORPORATION, a Delaware corporation

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President

TWINLAB HOLDINGS, INC., a Michigan corporation

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President

ISI BRANDS INC., a Michigan corporation

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President

TWINLAB CORPORATION, a Delaware corporation

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President